Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

CARITOR, INC.,

RENAISSANCE ACQUISITION CORP.

AND

KEANE, INC.

Dated as of February 6, 2007

i

3.20	Questionable Payments	33
3.21	Chapter 110F Not Applicable; No Standstill Waivers	33
3.22	Brokers	33
3.23	Information Technology	34
3.24	Data Protection	34

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB	35

4.1	Organization, Standing and Power	35
4.2	Authority; No Conflict; Required Filings and Consents	35
4.3	Information Provided	36
4.4	Operations of Merger Sub	37
4.5	Ownership of Company Common Stock	37
4.6	Financing	37
4.7	Guarantee	38
4.8	Management Arrangements	38
4.9	Solvency	38

ARTICLE V	CONDUCT OF BUSINESS	39

5.1	Covenants of the Company	39
5.2	Company Cash	42
5.3	Confidentiality	43
5.4	Financing Commitments	43

ARTICLE VI	ADDITIONAL AGREEMENTS	45

6.1	No Solicitation	45
6.2	Proxy Statement	49
6.3	New York Stock Exchange Listing	50
6.4	Access to Information	50
6.5	Stockholders Meeting	50
6.6	Legal Conditions to the Merger	51
6.7	Public Disclosure	53
6.8	Indemnification	53
6.9	Notification of Certain Matters	55
6.10	Employee Benefits and Service Credit	55
6.11	Director Resignations	56

6.12	Takeover Statutes	56
6.13	Stockholder Litigation	56
6.14	Notification of Layoffs	56

ARTICLE VII	CONDITIONS TO MERGER	56

7.1	Conditions to Each Party’s Obligation To Effect the Merger	56
7.2	Additional Conditions to Obligations of the Buyer and Merger Sub	57
7.3	Additional Conditions to Obligations of the Company	58

ARTICLE VIII	TERMINATION AND AMENDMENT	58

8.1	Termination	58
8.2	Effect of Termination	60
8.3	Fees and Expenses	61
8.4	Amendment	63
8.5	Extension; Waiver	63

ARTICLE IX	MISCELLANEOUS	63

9.1	Nonsurvival of Representations, Warranties and Agreements	63
9.2	Notices	63
9.3	Entire Agreement	65
9.4	No Third Party Beneficiaries	65
9.5	Assignment	65
9.6	Severability	66
9.7	Counterparts and Signature	66
9.8	Interpretation	66
9.9	Governing Law	67
9.10	Remedies	67
9.11	Submission to Jurisdiction	67
9.12	Disclosure Schedules	68
9.13	Company’s Knowledge	68
9.14	Recourse	68

Exhibit A	Company Stockholder Agreement
Exhibit B	Guarantee

TABLE OF DEFINED TERMS

Terms	Section

409A Authorities	3.14(o)
Acquisition Proposal	6.1(a)
Actions	3.12
Affiliate	3.2(d)
Agreement	Introductory Statement
AJCA	3.14(o)
Antitrust Laws	6.6(b)
Antitrust Order	6.6(b)
Articles of Merger	1.1
Bankruptcy and Equity Exception	3.4(a)
Business Day	1.2
Buyer	Introductory Statement
Buyer Liability Limitation	8.3(e)
Buyer Material Adverse Effect	4.1
Buyer Party	8.3(e)
Buyer Termination Fee	8.3(e)
Cash Equivalents	3.2(h)
Certificate	2.2(b)
Change in Recommendation	6.1(c)
Closing	1.2
Closing Date	1.2
Code	2.2(f)
Commitment Letters	4.6
Company	Introductory Statement
Company Balance Sheet	3.5(b)
Company Board	3.4(a)
Company Common Stock	2.1(b)
Company Damages	8.3(e)
Company Disclosure Schedule	Article III
Company Employee Plans	3.14(a)
Company ESPPs	2.3(e)
Company Intellectual Property	3.10(b)

Terms	Section

Company Leases	3.9(b)
Company Material Adverse Effect	3.1
Company Meeting	3.4(d)
Company Permits	3.16
Company Preferred Stock	3.2(a)
Company SEC Reports	3.5(a)
Company Stockholder Agreement	Introduction
Company Stock Options	2.3(a)(i)
Company Stock Plans	2.3(a)(i)
Company Stockholder Approval	3.4(a)
Company Voting Proposal	3.4(a)
Company’s Knowledge	9.13
Confidentiality Agreement	5.3
Continuing Employees	6.10
Contract	3.11(a)
Current D&O Insurance	6.8(c)
Debt Commitment Letter	4.6
Debt Financing	4.6
Deferred Compensation Plan	2.3(f)
Effective Time	1.1
Employee Benefit Plan	3.14(a)
Environmental Law	3.13(b)
Equity Commitment Letter	4.6
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	3.4(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Financing	4.6
GAAP	3.5(b)
Governmental Entity	3.4(c)
Guarantee	Introduction
Guarantor	Introduction
Hazardous Substance	3.13(c)
HSR Act	3.4(c)

v

Terms	Section

Income Tax Returns	3.8(a)
Indemnified Parties	6.8(a)
Intellectual Property	3.10(a)
IRS	3.8(b)
IT Systems	3.23(a)
Laws	3.15(a)
Lenders	4.6
License Agreement	3.11(a)
Liens	3.4(b)
Major Customers	3.11(d)
Material Contract	3.11(a)
Maximum Premium	6.8(c)
MBCA	1.1
Merger	Introduction
Merger Consideration	2.1(c)
Merger Sub	Introductory Statement
Nonqualified Deferred Compensation Plan	3.14(o)
Notice of Recommendation Change	6.1(c)
NYSE	3.1
OFAC	3.15(b)
Option Consideration	2.3(b)
Order	3.15(a)
Ordinary Course of Business	3.2(f)
Outside Date	8.1(b)
Owned Intellectual Property	3.10(a)
Person	2.2(b)
Pre-Closing Period	5.1
Proxy Statement	3.5(c)
Sponsor	4.6
Registered Intellectual Property	3.10(a)
Reporting Tail Endorsement	6.8(c)
Representatives	6.1(a)
Required Company Stockholder Vote	3.4(d)
Restricted Shares	2.3(a)(iv)
Restricted Share Consideration	2.3(c)

Terms	Section

Sarbanes-Oxley Act	3.5(d)
SEC	3.4(c)
Securities Act	3.2(d)
Subsidiary	3.3(a)
Superior Proposal	6.1(b)
Surviving Corporation	1.3
Takeover Proposal	6.1(b)
Takeover Statutes	3.21(b)
Tax Proceeding	3.8(b)
Tax Returns	3.8(a)
Taxes	3.8(a)
Taxing Authority	3.8(a)
Third Party Contracts	3.23(a)
Third Party Intellectual Property	3.10(b)
WARN Act	3.17(b)

Execution Copy

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is dated as of February 6, 2007, among Caritor, Inc., a California corporation (the ”Buyer”), Renaissance Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of the Buyer (“Merger Sub”), and Keane, Inc., a Massachusetts corporation (the ”Company”).

Introduction

This Agreement contemplates the merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger.  As a result of the Merger, the Company will become a wholly owned subsidiary of the Buyer.  The Boards of Directors of each of the Buyer, Merger Sub and the Company have adopted a resolution that deems the Merger and this Agreement to be advisable and fair to and in the best interests of each corporation and their respective stockholders.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company listed on Schedule A have entered into a Stockholder Voting Agreement, dated as of the date of this Agreement, and previously approved by the Company Board, in the form attached hereto as Exhibit A (the “Company Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Company Voting Proposal.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Buyer has delivered to the Company the duly executed guarantee of Court Square Capital Limited (the “Guarantor”) in the form attached as Exhibit B to this Agreement (the “Guarantee”).

Buyer, Merger Sub and the Company therefore agree as follows:

ARTICLE I

THE MERGER

1.1           Effective Time of the Merger.  Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare, and immediately following the Closing, the Company shall cause to be filed with the Secretary of State of the Commonwealth of Massachusetts, articles of merger (the “Articles of Merger”) in such form as is required by, and executed by the Merger Sub and the Company in accordance with, the relevant provisions of the Massachusetts Business Corporation Act (the “MBCA”) and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the filing of the

Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts or at such later time as is established by the Buyer and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.2           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of WilmerHale, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII as of any date, the parties shall not be required to effect the Closing on such date (“Date”) unless both (x) the financial statements for the Company that paragraph (c) of Exhibit C to the Debt Commitment Letter requires to have been provided by such Date to the lenders under the Debt Commitment shall have been so provided or filed with the SEC before the open of business on such Date and (y) either (i) the financial data for the Company, which is required for the preparation of the pro forma financial statements that paragraph (d) of Exhibit C to the Debt Commitment Letter requires to have been provided by such Date to the lenders under the Debt Commitment Letter, shall have been so provided to the Buyer at least 10 days before such Date or (ii) such pro forma financial statements shall have been provided to such lenders before the open of business on such Date (it being understood that the financial data to be filed by the Company on Form 10-K or 10-Q, as the case may be, for the applicable period shall satisfy the financial statement and data requirements of the Company under this clause (y)); provided, further that the parties shall disregard the preceding proviso on three Business Days’ written notice to the Company by the Buyer indicating that such proviso is to be disregarded.  For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

1.3           Effects of the Merger.  At the Effective Time the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”).  The Articles of Organization and By-Laws of the Company, each as amended and in effect on the date of this Agreement, shall be the Articles of Organization and By-Laws of the Surviving Corporation.  The Merger shall have the effects set forth in Section 11.07 of the MBCA.

1.4           Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving

Corporation, each to hold office in accordance with the Articles of Organization and By-Laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1           Conversion of Capital Stock.  As of and subject to the occurrence of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a)   Capital Stock of Merger Sub.  Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

(b)   Excluded Shares.  All shares of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) that are owned by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, Merger Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

(c)   Merger Consideration for Company Common Stock.  Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and other than Restricted Shares that are required to be cashed out in accordance with the provisions of Section 2.3) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $14.30 in cash per share without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate (as defined in Section 2.2(b)) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such Certificate in accordance with Section 2.2, without interest.

(d)   Adjustments to Merger Consideration.  The Merger Consideration and any other dependent items shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into or exercisable for Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, provided, that nothing in this Section 2.1(d) shall be construed to permit the Company or its Subsidiaries to take any action that is prohibited or not expressly permitted by the terms of this Agreement.

2.2           Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a)   Exchange Agent.  At or prior to the Effective Time, the Buyer shall deposit with Computershare Shareholder Services, Inc. or another bank or trust company mutually acceptable to the Buyer and the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall be invested by the Exchange Agent as directed by the Buyer; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).

(b)   Exchange Procedures.  As soon as reasonably practicable (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person (as defined in this Section 2.2(b)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.  As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

(c)   No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)   Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Surviving Corporation (subject to abandoned property, escheat and similar Laws) payment of its claim for Merger Consideration, without interest.

(e)   No Liability.  To the extent permitted by applicable Law, none of the Buyer, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Withholding Rights.  Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, the Buyer or the Exchange Agent, as the case may be.

(g)   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement; provided, however, that the Surviving Corporation or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of any such Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

2.3           Company Stock Plans.

(a)   The Company shall take such action as shall be required:

(i)            to cause the vesting of any unvested options to purchase Company Common Stock (whether or not vested, “Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii)           to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options);

(iii)          to cause, pursuant to the Company Stock Plans, each outstanding Company Stock Option to represent as of the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other Person or any other consideration; and

(iv)          to cause the vesting of any shares of Common Stock subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, the “Restricted Shares”) which is outstanding immediately prior to the Effective Time (as such Company Stock Plan may be amended prior to the Effective Time in accordance with the terms hereof).

(b)   Each holder of a Company Stock Option shall receive from the Buyer or the Surviving Corporation, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five (5) Business Days), an amount (net of applicable taxes, including any amounts required to be deducted or withheld pursuant to Section 2.2(e)) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option, without any interest thereon (the “Option Consideration”).  In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without payment and be of no further force or effect.

(c)   Each holder of a Restricted Share shall receive from the Buyer or the Surviving Corporation, in respect and in consideration of each Restricted Share, as soon as practicable following the Effective Time (but in any event not later than five (5) Business Days), an amount (net of applicable taxes including any amounts deducted or withheld pursuant to Section 2.2(e)) equal to the product of (i) the Merger Consideration per share of Company Common Stock, multiplied by (ii) the total number of Restricted Shares held by such holder, without any interest thereon (the “Restricted Share Consideration”), and the holder shall cease to have any rights with respect to any such Restricted Shares.

(d)   As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options and Restricted Shares a letter describing the treatment of and payment for such Company Stock Options and Restricted Shares pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options and Restricted Shares.  The Buyer shall at all times from and after the Effective Time and until such time as the obligations have been satisfied maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options and Restricted Shares pursuant to this Section 2.3.

(e)   The Company shall terminate its 1992 Employee Stock Purchase Plan and its UK Employee Stock Purchase Plan (the ”Company ESPPs”) in accordance with their terms as of or prior to the Effective Time.

(f)    The Surviving Corporation shall, as soon as practicable following the Effective Time (but in any event not later than five (5) Business Days), irrevocably set aside and contribute to the trust fund established by the Company to fund its obligations under the Company’s First Amendment and Restatement of the Keane, Inc. Deferred Compensation Plan, as amended, (the “Deferred Compensation Plan”), an amount sufficient to cause such trust to hold assets equal in value to the accrued benefits in the aggregate for all of the participants and beneficiaries of the Deferred Compensation Plan determined as of the Effective Time.

2.4           Subsequent Actions.  If at any time after the Effective Time it is reasonably necessary for the Surviving Corporation to execute and deliver any deeds, bills of sale, assignments, assurances or to take or do any other actions or things necessary to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and Merger Sub that the statements contained in this Article III are true and correct, except (a) as is disclosed in reasonable detail in the last annual report on Form 10-K filed by the Company with the SEC and in any Company SEC Reports filed subsequent to such annual report, in the case of both such annual report and such other SEC Reports, filed prior to the date of this Agreement (other than disclosures referred to in the “Factors That May Affect Future Results,” “Risk Factors” or “Forward Looking Statements” sections of such Form 10-K or Company SEC Reports) or (b) as set forth herein or in the disclosure schedule (in accordance with Section 9.12) delivered by the Company to the Buyer and Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1           Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had and are not reasonably expected to have a Company Material Adverse Effect (as defined below).  The Company has heretofore made available to the Buyer complete and accurate copies of all the charter, bylaws or other organizational documents of the Company.  For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean (i) any events, circumstances, developments, changes and/or effects that are materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect:  (A) the announcement of the execution of this Agreement or the pendency of consummation of the Merger, (B) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such conditions do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (C) any change in general budget or appropriations policies of any Governmental Entities (as opposed to individual procurement decisions) or any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (D) any failure by the Company to meet any published estimates of revenues, earnings or other financial projections (it being understood, however, that any events, changes or developments causing or contributing to such failures may, except as provided in any of (A), (B), (C), (E), (F) or (G) of this definition, be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), (E) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, so long as such conditions do not adversely affect the Company and its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (F) a decline in the price, or a change in the trading volume, of the Company Common Stock on the New York Stock Exchange (including any successor exchange, “NYSE”) (it being understood, however, that any events, changes or developments causing or contributing to such decline or change may, except as provided in any of (A), (B), (C), (D), (E) or (G) of this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred), (G) taking any action outside of the ordinary course of business required by this Agreement, or taking or not taking any actions outside ordinary course of business at the written request of, or with the written consent of, Buyer (including, without limitation, any actions requested by the Buyer pursuant to Section 5.2(a), but, for the avoidance of doubt, excluding compliance with undertakings to assure operation in the ordinary course of business pursuant to Section 5.1) and (H) any stockholder litigation commenced on or after the date of this Agreement to the extent arising from or relating to the Merger and which does not constitute a breach of the representations and warranties of the Company set forth in the last sentence of Section 3.12 or (ii) an effect that prevents the Company from being able to consummate the transactions contemplated hereby in accordance with this Agreement prior to the Outside Date.

3.2           Capitalization.

(a)   The authorized capital stock of the Company as of the date of this Agreement consists of 200,000,000 shares of Company Common Stock, par value $.10 per share, 503,797 shares of Class B Common Stock, par value $.10 per share, and 2,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”).  The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Articles of Organization.  At the close of business as of a date no earlier than January 31, 2007, (i) 59,127,195 shares of Company Common Stock (including 530,148 Restricted Shares, which constitute all of the Restricted Shares as of January 31, 2007) were issued and outstanding, (ii) no shares of Company Class B Common Stock were issued and outstanding and (iii) no shares of Company Preferred Stock were issued and outstanding.

(b)   The Company has made available to the Buyer a complete and accurate list, as of January 31, 2007, of:  (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; (ii) all outstanding Company Stock Options (other than Company Stock Options issued pursuant to a Company ESPP), indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant; and (iii) all outstanding Restricted Shares, indicating with respect to each such award the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock covered thereby, the repurchase price relating thereto and the date of grant.  The Company has made available to the Buyer complete and accurate copies of all (x) Company Stock Plans, (y) forms of stock option agreements evidencing Company Stock Options and (z) forms of agreements evidencing Restricted Shares.  As of January 31, 2007, the Company had 3,300,144 outstanding Common Stock Options to acquire 3,300,144 shares of Company Common Stock with a weighted average exercise price of $12.00 and 530,148 outstanding Restricted Shares with a weighted purchase price of $.10.

(c)   From the close of business on January 31, 2007 through the date hereof, there has been no reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or any other capital stock of the Company.

(d)   Except (i) as set forth in this Section 3.2 and (ii) for 10,854,761 shares of Company Common Stock reserved for future grants under Company Stock Plans, as of the date of this Agreement, (A) there are no equity securities, voting securities or other ownership interests of any class of the Company, or any security convertible or exchangeable into or exercisable for such equity securities, voting securities or other ownership interests (or securities convertible or exchangeable into or exercisable for such equity securities, voting securities or other ownership interests) issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged,transferred, delivered or sold, additional shares of capital stock, voting securities or other equity or ownership interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such capital stock, voting securities or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement.   The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations.  Other than the Company Stockholder Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.  For all purposes of this Agreement except for Section 4.5, the term “Affiliate” when used with respect to any Person means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Except as contemplated by this Agreement or described in this Section 3.2, and except to the extent arising pursuant to applicable state takeover or similar Laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(e)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s Articles of Organization or By-Laws, applicable Law or any agreement or Order to which the Company is a party or is otherwise bound.

(f)    There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any shares of capital stock, voting securities, or other equity or ownership interests of the Company, any Subsidiary of the Company or any other Person or any security or rights convertible into or exchangeable or exercisable for any shares of Company Common Stock or any shares capital stock, voting securities or other equity or ownership interests of the Company, any of its Subsidiaries or any other Person or to provide funds to the Company, any Subsidiary of the Company or any other Person other than guarantees of bank obligations of wholly owned Subsidiaries of the Company entered into in the Ordinary Course of Business (as defined below).  As used in this Agreement, the “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

(g)   The Company’s past and current stock option grant practices (i) complied with all applicable Company Stock Plans, stock exchange rules and applicable Laws, (ii) have been fairly presented in accordance with GAAP in the Company’s financial statements, and (iii) have resulted only in exercise prices that correspond to the fair market value on the date that the grants were actually authorized under applicable Law, in each case except for any such failures, individually or in the aggregate, that have not had and are not reasonably expected to have a Company Material Adverse Effect.  As of the date of this Agreement, the Company has no ongoing internal review of its past and current stock option practice and has disclosed to Buyer the results of any such review completed since January 1, 2005.

(h)   Section 3.2 (h) of the Company Disclosure Schedule sets forth a schedule of all outstanding cash, cash equivalents and marketable debt investments (collectively, “Cash

Equivalents”) of the Company and its Subsidiaries as of dates set forth thereon, including the currency in which such Cash Equivalents are denominated, the entity that owns such Cash Equivalents and the country in which such Cash Equivalents are held. Neither the Company nor any of its Subsidiaries is a party to any written or enforceable oral agreement, contract or commitment (excluding, for avoidance of doubt, any solvency or capital surplus requirements under applicable Law) that would prevent any Cash Equivalents of the Company or its Subsidiaries from being utilized to satisfy in part the Merger Consideration.

3.3           Subsidiaries.

(a)   Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) either (i) holds stock or other ownership interests representing (A) at least 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive at least 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (ii) has designees or the right to appoint designees on the board or similar governing organ of such entity that represent at least 50% of the members of such board or governing organ.

(b)   Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and are not reasonably expected to have a Company Material Adverse Effect.  All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements or limitations on the Company’s voting rights, or the Company’s ability to sell or otherwise dispose of, pledge or otherwise encumber such capital stock and other equity securities or other interests, except for any such limitations resulting from applicable foreign, United States or state securities Laws.  There are no outstanding or authorized options, warrants, rights, convertible or exchangeable securities, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition, redemption or acquisition of, or that are exchangeable for or that convert into, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests) of any Subsidiary of the Company, and there is no obligation of the Company or any Subsidiary to grant, extend or enter into any such options, warrants, rights, convertible or exchangeable securities, agreement or commitment.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company.  There are no voting trusts, proxies or other agreements or understandings with respect to which any Subsidiary of the Company is a party or is bound, and, to the Company’s Knowledge, there are no other voting trusts, proxies or other agreements or understandings, with respect to the voting of any capital stock of any Subsidiary of the Company.

(c)   The Company has heretofore made available to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary of the Company.

(d)   The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the applicable class of the outstanding capital stock of such company.

3.4           Authority; No Conflict; Required Filings and Consents.

(a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the MBCA (the “Company Stockholder Approval”), to perform its obligations under and to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Board of Directors of the Company (together with any duly constituted committee thereof, the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) approved the Company Stockholder Agreement and adopted this Agreement and declared its advisability in accordance with the provisions of the MBCA, (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend that the stockholders of the Company vote in favor of the approval of this Agreement, and (iv) to the extent necessary, adopted a vote having the effect of causing the execution, delivery and performance of this Agreement and the Company Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement not to be subject to any state takeover Law or similar Law that might otherwise apply to such execution, delivery, performance or consummation.  Assuming the accuracy of the representations and warranties of Buyer and

Merger Sub in Section 4.5, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger only to the required receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)   The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement and the execution, delivery and performance by the stockholder parties thereto of the Company Stockholder Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Organization or By-Laws of the Company or of the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, including the Company’s 2% Convertible Debentures issued pursuant to an Indenture dated June 18, 2003 (other than pursuant to Section 3.5 thereof) or (iii) subject in the case of the consummation of the Merger to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

(c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any foreign, federal, state or local government or subdivision thereof, court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement and the execution, delivery and performance of the Company Stockholder Agreement by the stockholders, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Massachusetts Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(d)   Assuming the accuracy of the representations and warranties of Buyer and Merger Sub in Section 4.6, the affirmative vote for approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5           SEC Filings; Financial Statements; Information Provided.

(a)   The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2004.  All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing and including all documents incorporated by reference in such registration statements, forms, reports and other documents) are referred to herein as the “Company SEC Reports.”  The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading.  The Company has made available to Buyer true, correct and complete copies of all substantive written correspondence between the SEC, on the one hand, and the Company and its Subsidiaries on the other hand since January 1, 2004.   As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff.  To the Company’s Knowledge, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  None of the Company’s Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.

(b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. All of the Company’s Subsidiaries are consolidated for accounting purposes.  The consolidated unaudited balance sheet of the Company as of September 30, 2006, which is contained in the last quarterly report on Form 10-Q filed by the Company with the SEC before the date hereof, is referred to herein as the “Company Balance Sheet.”

(c)   The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be sent to the stockholders of the Company, including any amendments or supplements and any schedules or other materials incorporated by reference therein (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading, in each case other than information supplied by or on behalf of the Buyer specifically for inclusion therein.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.  If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the

Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d)   The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 21, 2003 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and the applicable rules and regulations promulgated thereunder and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (or persons performing the equivalent functions): (A) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified and its auditors have not notified the Company of any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Reports filed prior to the date hereof.

(e)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The New York Stock Exchange.

3.6           No Undisclosed Liabilities.  Except as disclosed in the Company Balance Sheet and except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet of the Company and its Subsidiaries under GAAP, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

3.7           Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect and there have not been any changes, conditions, events or developments that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  From the date of the Company Balance Sheet until the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement (other than paragraph (b) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8           Taxes.

(a)   Each of the Company and each of its Subsidiaries has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.  Each of the Company and each of its Subsidiaries has, on a timely basis, withheld or paid, as applicable, all due and payable Taxes, whether or not shown as due and payable on any Tax Returns required to be filed pursuant to this Section 3.8(a), or such Taxes are being contested in good faith through the appropriate proceeding, with each such proceeding being described in Section 3.8(a) of the Company Disclosure Schedule.  For purposes of this Agreement, “Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.  “Tax Returns” means all reports, returns, declarations, claims for refund, statements or other information required to be supplied to a Taxing Authority in connection with Taxes, including, where filed or required, combined or consolidated returns for any group of entities that include the Company or any of its Subsidiaries.  “Income Tax Returns” means all reports, returns, declarations, claims for refund, statements or other information required to be supplied to a Taxing Authority in connection with Income Taxes, including, where filed or required, combined or consolidated returns for any group of entities that include the Company or any of its Subsidiaries.  “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

(b)   The Company has made available to the Buyer correct and complete copies of all Income Tax Returns and other material Tax Returns for all periods open under the applicable statute of limitations and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect thereto.  All Income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule.  No audit, examination, contest, litigation or other proceeding with respect to Taxes

(“Tax Proceeding”), including any examination or audit in respect of permanent establishment claims or transfer pricing arrangements among the Company or any of its Subsidiaries, (i) is currently in progress or (ii) to the Company’s Knowledge, has been threatened, which in any case is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, except to the extent disclosed in the Company Disclosure Schedule.  With respect to all Tax related matters, the Company has delivered all examination reports, audit reports, notices indicating an intent to audit, and similar documents, and statements or notices of deficiencies, for all periods that are open under the statute of limitations.

(c)   Neither the Company nor any of its Subsidiaries:  (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G; (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise; or (iii) is a party to a contract or has any liability to compensate any individual for excise Taxes paid pursuant to Section 4999 of the Code.

(d)   Neither the Company nor any of its Subsidiaries has entered into any “reportable transactions,” including any “listed transactions,” except to the extent any such transactions have been timely, properly and correctly disclosed on IRS Form 8886.

3.9           Real Property.

(a)   None of the Company or any of its Subsidiaries owns any real property.

(b)   Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of each real property lease, sublease or license by the Company or any of its Subsidiaries that involves annual lease, sublease or license payments in excess of $1,000,000 or that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries where such lease, sublease or license is material to the financial condition of the Company and its Subsidiaries, taken as a whole.  The Company has made available to the Buyer complete and accurate copies of all Company Leases.

3.10         Intellectual Property.

(a)   Section 3.10(a) of the Company Disclosure Schedule contains a list, as of the date hereof, of all United States and foreign Registered Intellectual Property owned by the

Company or any of its Subsidiaries (“Owned Intellectual Property”). To the Company’s Knowledge, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to or that is used in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, the absence of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.  Each item of Company Intellectual Property and Third Party Intellectual Property immediately prior to the Effective Time hereunder will be available for use on substantially the same terms and conditions immediately subsequent to the Effective Time.  For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, databases, topography rights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, in any jurisdiction, and in each case whether registered or unregistered, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials. “Registered Intellectual Property” means patents, patent applications and statutory invention registrations, registered trademarks, registered service marks, registered copyrights, Internet domain name registrations and the registrations of and applications for registration of any of the foregoing, in each case that are material to the business of the Company and its Subsidiaries, taken as a whole.

(b)   The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs (the “Third Party Intellectual Property”).

(c)   All Owned Intellectual Property which is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted is subsisting, with all application fees and renewal fees that have become due fully paid, and have not expired or been cancelled.  To the Company’s Knowledge, (i) no third party is infringing, violating or misappropriating any of the Company Intellectual Property and (ii) there are no pending proceedings alleging any of the foregoing, except, in any such case, for infringements, violations, misappropriations or proceedings that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

(d)   To the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.  Since January 1, 2004, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(e)   Neither the Company nor any Subsidiary is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Company Intellectual Property or, to the Company’s Knowledge, Third Party Intellectual Property, or that would impair the validity or enforceability of such Intellectual Property, except as that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

3.11         Contracts.

(a)   Except for this Agreement, or as set forth in Section 3.11(a) of the Company Disclosure Schedule or in the exhibit lists of the Company SEC Reports, none of the Company nor any Subsidiary of the Company is a party to or bound by any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) (other than, except in the case of clause (xiv) below and except in the case of any Contracts material to the Company and its Subsidiaries, as a whole, at any time since January 1, 2006, Contracts that both (x) have expired or otherwise terminated by their terms on their scheduled expiration or termination dates and not as a result of an accelerated expiration or termination or as a result of a breach or default by any party thereto and (y) have no further obligations, liabilities or rights that survive such expiration or termination): (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed on Form 8- K; (ii) that to the Company’s Knowledge, contain covenants binding upon the Company or any of its Affiliates that prevent the Company or any Affiliate of the Company from competing in any business or geographic location; provided, however, that this subsection (ii) shall not include Contracts that may be fully canceled upon notice of 90 days or less without any material payment or penalty and without any surviving liability or obligation relating to the subject matter of this subsection (ii); (iii) that would obligate the Company or any Subsidiary of the Company to file a registration statement under the Securities Act, which filing has not yet been made; (iv) that involves any license agreement that is material to the Company and its Subsidiaries taken as a whole, or is a license for software incorporated into or directly used in any applications that form part of the products or services of the Company or any Subsidiary of the Company (other than off the shelf software and any software that is not material to any product or service or replaceable without significant expense or effort) (each a “License Agreement”); (v) relating to indebtedness for borrowed money, guarantees of indebtedness for borrowed money, lines of credit (whether or not drawn), letters of credit, capitalized lease or surety bonds having an outstanding principal amount in excess of $2,000,000 in the aggregate; (vi) that involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another Person or the Company for aggregate consideration in excess of $3,000,000 that involves continuing or contingent obligations of the Company or any Subsidiary of the Company (other than, in the case of any such acquisition, customary indemnification obligations of the Company or any such Subsidiary of the Company that survive the closing of such acquisition) or is not yet consummated; (vii) under which the Company or any Subsidiary of the Company has advanced or loaned any funds in excess of $1,000,000 or has guaranteed any obligations of another Person in excess of $1,000,000 individually or $3,000,000 in the aggregate, other than extensions of credit to customers in the Ordinary Course of Business, (viii) that would constitute one of the Company’s top ten contracts in terms of revenues received from the sale of products or services (as measured by the revenue reasonably expected by the Company to be derived therefrom during the twelve (12) months ended June 30, 2007)), (ix) that requires the payment by or to the Company or any Subsidiary of the Company of more than $5,000,000 annually in respect of customers or vendors, (x) that are employment, retention, severance or change of control agreements or commitments, in each case with an executive officer of the Company or any Subsidiary of the Company, any employee of the Company or any Subsidiary of the Company who is paid an annual base salary of $200,000 or more or with the potential for annual or one time payments equal to an aggregate of $300,000 during any 12 month period, (xi) that constitutes a lease of personal property of the Company or any Subsidiary of the Company, (whether owned or leased), that involves annual lease payments in excess of $1,000,000, (xii) that relates to any single or series of related capital expenditures by the Company involving committed payments of in excess of $1,000,000 after the date of this Agreement, (xiii) to which the Company or any Subsidiary of the Company is a party constituting a general or limited partnership, a limited liability company or a joint venture (whether limited liability or other organizational form) or alliance or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, (xiv) that constitutes any settlement agreement material to the Company and its Subsidiaries, taken as a whole, other than (a) releases immaterial in nature or entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the cessation of such employee’s or independent contractor’s employment with the Company, (b) settlement agreements for cash only (which has been paid or accrued for) and does not exceed $1,000,000 as to such settlement or (c) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company and its Subsidiaries have any continuing obligations, liabilities or rights (excluding releases), (xv) that relates to conditional sale arrangements or hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such Contract are greater than $1,000,000 in the aggregate, (xvi) to which the Company or any Subsidiary of the Company is a party that creates a lien or other encumbrance on the assets or properties of the Company or any Subsidiary of the Company that is material to the Company and its Subsidiaries, taken as a whole or (xvii) any GSA Schedule. Each such Contract described in clauses (i) through (xvii), other than any such Contracts that both (x) have expired or otherwise terminated by their terms on their scheduled expiration or termination dates (for the avoidance of doubt, expirations and terminations that result from a breach or default are excluded from this clause (x) unless such expiration or termination is noted in Section 3.11(a) of the Company Disclosure Schedule) and (y) have no further obligations, liabilities or rights that survive such expiration or termination), is referred to herein as a “Material Contract.”

(b)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Material Contracts (i) constitutes a valid and binding obligation of the Company and each Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto, and (ii) is in full force and effect and enforceable against the Company and each Subsidiary of the Company party thereto and, to the Company’s Knowledge, each other party thereto in accordance with their terms, subject to the Bankruptcy and Equity exception.

(c)   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Subsidiary of the Company and (iii) to the Company’s Knowledge, no other party to any Material Contract to which the Company or any Subsidiary of the Company is a party is in breach or violation of, or default under, such Material Contract.  A complete and correct copy of each Material Contract has previously been made available by the Company to Buyer or filed by the Company with the SEC.

(d)   Prior to the date of this Agreement, none of the Company’s top ten customers, determined by revenues received from the sale of products or services during the twelve (12) months ended December 31, 2006 (the applicable customers being hereinafter referred to as the “Major Customers”), has (i) terminated or required any amendment materially adverse to the Company or any Subsidiary of the Company to any of their respective material contracts with the Company or applicable Subsidiary of the Company, or otherwise altered in writing, or to the Company’s Knowledge delivered written notice of an intention to alter, their relationships with the Company or applicable Subsidiary of the Company in any respect materially adverse to the Company or (ii) failed to extend or renew any such material contract to the extent such material contract was expressly extendable or renewable by its terms or the terms of such material contract otherwise expressly contemplated an extension or renewal thereof.  Since January 1, 2006, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Major Customers has (i) terminated or required any amendment materially adverse to the Company or any Subsidiary of the Company to any of their respective material contracts with the Company or applicable Subsidiary of the Company, or otherwise altered in writing, or to the Company’s Knowledge delivered written notice of an intention to alter, their relationships with the Company or applicable Subsidiary of the Company in any respect materially adverse to the Company or (ii) failed to extend or renew any such material contract to the extent such material contract was expressly extendable or renewable by its terms or the terms of such material contract otherwise expressly contemplated an extension or renewal thereof.

(e)   In the past three years, neither Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers or directors or principals (as defined in FAR 52.209-5) has been debarred or suspended from doing business with the United States Government or any of its agencies, nor has the Company received written notice that any such suspension or debarment action has been proposed.  In the past three years, no show cause notices, notices of termination for default or cure notices have been issued by the United States Government against Company or any of its Subsidiaries, except as to any such cure notices, those with respect to which cure has been made in the Ordinary Course of Business.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers or directors or principals (as defined in FAR 52.209-5) is currently and has not been in the past three years, convicted or under criminal indictment or had a civil judgment rendered against them with respect to any alleged irregularity, misstatement or omission arising under or in any way relating to any Contract with the United States Government or any of its agencies.  Neither the Company nor any of its Subsidiaries in the past three years has (i) made any voluntary disclosure regarding material non-compliance relating to any Material Contract with the United States Government or any of its agencies that remains unresolved in any material respect or (ii) ever been denied a security clearance necessary to perform any Contract with the United States Government or any of its agencies unless such clearance has later been granted.  To the Company’s Knowledge, in the past three years, neither the Company nor any of its Subsidiaries, nor any of their officers, directors, or employees, has been in material violation of any requirements of the National Industrial Security Program Operating Manual or any requirements to adequately safeguard classified information that are required by the facility security clearances of the Company or any of its Subsidiaries or the individual security clearances of the officers, directors, or employees of the Company or any of its Subsidiaries.  During the past three years, the Company has complied with all requirements of the International Traffic in Arms Regulation, 22 C.F.R. Parts 120-130, and the Export Administration Regulation, 15 C.F.R. Parts 730-774 except for such non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign, to any Persons, any Contracts with the United States Government or any of its agencies or any account receivable relating thereto, whether as a security interest or otherwise.

(f)    To the Company’s Knowledge, with respect to any Material Contract with the United States Government or any of its agencies, or with any of their prime contractors or subcontractors: (i) no material amount of money due the Company or any of its Subsidiaries is being withheld or offset; (ii) no claim or action for relief or dispute proceeding is pending against the Company or any of its Subsidiaries; (iii) no material customer complaint that remains unresolved (as determined in the Company’s reasonable discretion) has been received by the Company or any of its Subsidiaries; (iv) other than routine cost or pricing audits, neither the

Company nor any of its Subsidiaries is being audited by the United States Government or any of its agencies; and (v) neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors is under administrative, civil, or criminal investigation by the United States Government or any of its agencies.

(g)   Other than as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K since January 1, 2004.

3.12         Litigation.  There are no outstanding orders, writs, judgments, injunctions, decrees or other requirements of any court or arbitrator against the Company, any Subsidiary of the Company or any of their securities, assets or properties that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no actions, suits, claims, investigations, arbitrations, legal or administrative proceedings (collectively, “Actions”) or any governmental investigations or inquiries pending or overtly threatened, against the Company or any of its Subsidiaries or any of their securities, assets or properties, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and other than Actions challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger. As of the date hereof, to the Company’s Knowledge, there are no Actions pending or overtly threatened against the Company or any Subsidiary of the Company challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit the Merger.

3.13         Environmental Matters.

(a)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)            each of the Company and its Subsidiaries is in compliance with all Environmental Laws and has received and is in compliance with all Company Permits required under Environmental Laws for the conduct of its business;

(ii)           neither the Company nor any of its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(iii)          to the Company’s Knowledge, the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances in an amount or concentration that would give rise to an obligation on the part of the Company or its Subsidiaries to act or disclose that condition under any Environmental Law;

(iv)          to the Company’s Knowledge, the properties formerly owned or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous

Substances in an amount or concentration that would give rise to an obligation on the part of the Company or its Subsidiaries to act or disclose that condition under any Environmental Law during the period of ownership or operation by the Company or any of its Subsidiaries;

(v)           neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination under any Environmental Law on the property of any third party;

(vi)          neither the Company nor any of its Subsidiaries has released any Hazardous Substance into the environment except (A) in compliance with Law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vii)         neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and

(viii)        neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b)   For purposes of this Agreement, the term “Environmental Law” means any Law, order, decree or permit requirement of any Governmental Entity relating to:  (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c)   For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

(d)   The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13.  Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14         Employee Benefit Plans.

(a)   Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Employee Benefit Plans entered into, maintained, sponsored or contributed to, or required to be entered into, maintained, sponsored, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee of the Company or any of its Subsidiaries or to which the Company or any Subsidiary of the Company has any obligation to contribute or with respect to which the Company or any Subsidiary of the Company has any obligation or liability, direct or indirect, contingent or otherwise and including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) ”Employee Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based, retirement, vacation, severance, disability, death benefit, hospitalization, medical, life or other insurance, supplemental unemployment benefits, or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement; (ii) ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) ”ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included within the past five years the Company or a Subsidiary of the Company.

(b)   With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan including all amendments thereto or, with respect to any Company Employee Plan not in writing, a written description of the material terms thereof; (ii) the most recent annual report (Form 5500) filed with the IRS for the last three (3) years; (iii) each trust agreement, group annuity contract, insurance contract, investment management agreement or other documentation of any related funding arrangement relating to such Company Employee Plan; (iv) a copy of the most recent summary plan description, together with each summary of material modifications and all material employee communications, if any, relating to such Company Employee Plan; (v) each subscription, participation, and record-keeping agreement, if any, relating to such Company Employee Plan; (iv) any substantive written communication to or from any Governmental Entity; (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; and (viii) any comparable documents with respect to Company Employee Plans subject to any foreign Law that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.

(c)   The Company and its Subsidiaries and all ERISA Affiliates thereof have performed all obligations required to be performed by them under, and are not in default under or in violation of the terms of, any Company Employee Plan or any applicable legal requirements, and, to the Company’s Knowledge, there is no default or violation by any other Person with respect to any of the Company Employee Plans or any applicable legal requirements, in each case except for any such breach, default or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  With respect to each Company Employee Plan, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Company’s Knowledge, threatened or anticipated with respect to such Company Employee Plan or against the assets of such Company Employee Plan except for any such actions, suits or claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)   With respect to the Company Employee Plans, all payments due from the Company or any of its Subsidiaries have been made and all amounts properly accrued as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company to the extent required by GAAP and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company or the liability therefor was incurred in the Ordinary Course of Business since September 30, 2006.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received favorable determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and covering all tax law changes up to but not including the Economic Growth and Tax Relief Reconciliation Act of 2001, no such determination letter has been revoked and, to the Company’s Knowledge, revocation has not been threatened, and no event has occurred since the date of its most recent determination letter, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost.

(f)    Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has ever (i) maintained or contributed to or is currently maintaining or contributing to or is or was obligated to maintain or contribute to, a Company Employee Plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any stockholder, director, employee or independent contractor of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or employee outside of the Ordinary Course of Business; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any Company Employee Plan, any of the benefits of which shall be increased, or the payment, vesting or funding of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)   None of the Company Employee Plans promises or provides or has otherwise incurred any liability with respect to retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law, and neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever sponsored, maintained, or incurred liability with respect to any “multiple employer welfare association” within the meaning of Section 3(40) of ERISA, or any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder).  With respect to each Company Employee Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization pursuant to which the health maintenance organization bears the liability for claims, or (iii) fully reflected as a liability, or fully accrued for and disclosed, to the extent required by GAAP, in the financial statements of the Company, its Subsidiaries, and its ERISA Affiliates.  The Company, its Subsidiaries and all ERISA Affiliates have at all times complied with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA and any applicable state statutes mandating health insurance continuation coverage for employees, except for any such violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any ERISA Affiliates has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA or any state Law governing health care coverage extension, except for any such obligation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(i)    No party in interest or disqualified person (as defined, respectively, in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan which could subject the Company, its Subsidiaries or any ERISA Affiliate, directly or indirectly, to a material Tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code.  No fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breaches, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  With respect to each Company Employee Plan that is a “pension plan” within the meaning of ERISA 3(2), no equity interest of the Company, its Subsidiaries or of any ERISA Affiliate has ever been an asset of any trust associated with any such Company Employee Plan.

(j)    No deduction for federal income Tax purposes has been or, to the Company’s Knowledge, is expected to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(k)   To the Company’s Knowledge, as of the date of this Agreement, (i) no Company Employee Plan is under audit or is the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity and (ii) no such audit or investigation is pending or threatened.

(l)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) result in any amount to fail to be deductible by the Company by reason of Section 280G of the Code.

(m)  Neither the Company nor any of its Subsidiaries has made any written communications to its employees announcing any intent or commitment (whether or not legally binding) to create or implement any additional employee benefit plan or to amend, modify or terminate any Company Employee Plan.

(n)   Under each Company Employee Plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA or, with respect to any foreign plan, as determined under any equivalent Law (in each case as determined on the basis of the actuarial assumptions contained in the Company Employee Plan’s most recent actuarial valuation), did not exceed the then current value of assets of such Company Employee Plan or, with respect to any foreign plan not subject to any funding requirement, if such liabilities did exceed such assets the amount thereof was properly reflected on the financial statements of the Company or its applicable Subsidiary, to the extent required by GAAP, and there has been no material adverse change in the financial condition of such Company Employee Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(o)   To the Company’s Knowledge (i) each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”), and (ii) no Company Employee Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been

“materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

3.15         Compliance With Laws.

(a)   The Company and each of its Subsidiaries is in compliance with, and is not in violation of or conflict with, any statute, law, or published ordinance, rule or regulation (“Laws”), or any writ, judgment, decree, order, stipulation, determination, award or requirement of any Governmental Entities naming the Company or its Subsidiaries or by which their properties or assets are bound (“Order”), except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)   To the Company’s Knowledge, neither the Company, any of its Subsidiaries, nor any of their respective officers or directors, nor any of the Company’s Affiliates (including any holder of five percent (5%) or more of the Company’s outstanding equity interests) (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; (ii) is otherwise a party with whom, or has its principal place of business or the majority of its business operations (measured by revenues) located in a country in which, transactions are prohibited by (A) United States Executive Order 13224, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (B) the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (C) the United States Trading with the Enemy Act of 1917, as amended; (D) the United States International Emergency Economic Powers Act of 1977, as amended or (E) the foreign asset control regulations of the United States Department of the Treasury; (iii) has been convicted of or charged with a felony relating to money laundering or (iv) is under investigation by any governmental authority for money laundering, except, in each case, for any instances that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.16         Permits.  The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals, and franchises from Governmental Entities required to conduct their businesses as now being conducted (the “Company Permits”) except for such permits, licenses, authorizations, consents, certificates, approvals, and franchises the absence of which, individually and in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect, and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, default or event giving rise to termination under the Company Permits except in each case as, individually and in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and are not likely to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits except for those instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.17         Labor Matters.

(a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) have no direct or indirect liability with respect to any misclassification of any persons as an independent contractor rather than as an employee and (ii) are in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to their employees. Neither the Company nor any Subsidiary of the Company is party to any collective bargaining agreement or other labor union contract or statutory works council applicable to employees of the Company or any of its Subsidiaries, nor to the Company’s Knowledge, are there any activities by any labor unions to organize such employees.

(b)   In the last three (3) years, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries or has otherwise incurred any liability or obligation which remains unsatisfied under the WARN Act or any state or local Laws regarding the termination or layoff of employees.  Section 3.17(c) of the Company Disclosure Schedule sets forth the number of employees that the Company has laid off over the 90 days ending January 31, 2007.

3.18         Insurance.  Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses.  The Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Company’s Knowledge, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.19         Opinion of Financial Advisor.  The financial advisor of the Company, Morgan Stanley & Co. Incorporated, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.  Such opinion shall be delivered in writing or orally to the Company with a written copy to follow promptly after delivery.

3.20         Questionable Payments.  Neither the Company nor any of its Subsidiaries (nor, to the Company’s Knowledge, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.21         Chapter 110F Not Applicable; No Standstill Waivers.

(a)   Assuming the accuracy of the representations and warranties of the Buyer and Merger Sub in Section 4.5, the Company Board has taken all actions necessary so that the restrictions contained in Chapters 110C, 110D and Section 1 of Chapter 110F (applicable to a “business combination,” as defined in Section 3 of Chapter 110F of the Massachusetts General Laws), of the Massachusetts General Laws shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement.

(b)   To the Company’s Knowledge, no other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (together with the statutes referenced in Section 3.21(a), in all cases, as they may be amended, succeeded or modified, “Takeover Statutes”) in effect on the date of this Agreement or any anti-takeover provision in the Company’s articles of organization or bylaws is applicable to the Merger or the Company Stockholder Agreement or the transactions contemplated by this Agreement or the Company Stockholder Agreement.

(c)   All waivers of standstills that the Company has granted, on or before the date hereof, to any Person who signed such standstill in connection with its consideration of a possible Acquisition Proposal have expired or been revoked.

3.22         Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the

Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley & Co., Incorporated, whose fees and expenses shall be paid by the Company.

3.23         Information Technology

(a)   The material information and communications technologies used to carry on the business of the Company and its Subsidiaries as of the date of this Agreement, including hardware, proprietary and third party software, data, services, networks, peripherals and associated documentation (the “IT Systems”), are owned by, or licensed, leased or supplied under third party contracts to, the Company and its Subsidiaries (the “Third Party Contracts”).  A list of all material Third Party Contracts relating to the IT Systems are set out in Section 3.23(a) of the Company Disclosure Schedule.  To the Company’s Knowledge, the use by the Company and its Subsidiaries of the IT Systems does not infringe the Intellectual Property of any third parties.

(b)   None of the Company or any of its Subsidiaries has, in the twelve (12) months prior to the date of this Agreement, received written notice from a third party alleging that any of the Company or any of its Subsidiaries is in material breach under any material Third Party Contract and to the Company’s Knowledge there are no circumstances that place it or any of its Subsidiaries in material breach under a material Third Party Contract.

(c)   The IT Systems have adequate capability and capacity as are required to enable the Company and its Subsidiaries to carry on their business, in all materially relevant respects, in the manner and in the places in which such relevant parts of its business are currently carried on.

(d)   To the Company’s Knowledge, the IT Systems are generally operating in substantial compliance with any applicable service level agreements, and have not in the twelve (12) months prior to the date of this Agreement been infected by any virus or other externally induced malfunction, or any material breach of security, in each case which has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.24         Data Protection.  The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are in compliance with all of their obligations to their customers and under applicable Laws and Orders, except for any noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  The Company and its Subsidiaries have complied with such policies and agreements, and to the Company’s Knowledge, have not suffered any loss or disclosure of data within the twelve (12) months prior to the date of this Agreement, except for cases that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have not, in the twelve (12) months prior to the date of this Agreement, received any written notice alleging that the Company or any of its Subsidiaries has not complied with applicable data protection Laws or Orders, except for any noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.  To the Company’s Knowledge, in the twelve (12) months prior to the date of this Agreement, (i) no Web site security measure implemented by the Company and its Subsidiaries has been penetrated in any material respect and (ii) no Web site of the Company has been the target of any material defacement, unauthorized access, denial of service assault, or other attack by hackers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

The Buyer and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1           Organization, Standing and Power.  Each of the Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as a foreign corporation, individually or in the aggregate, that have not had and are not reasonably expected to have a Buyer Material Adverse Effect.  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or Merger Sub to consummate the transactions contemplated by this Agreement.

4.2           Authority; No Conflict; Required Filings and Consents.

(a)   Each of the Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and Merger Sub.  This Agreement has been duly executed and delivered by each of the Buyer and Merger Sub and constitutes the valid and binding obligation of each of the Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)   The execution and delivery of this Agreement by each of the Buyer and Merger Sub, the performance of the Buyer and Merger Sub of their respective obligations hereunder and the consummation by the Buyer and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Buyer or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clause (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, Law applicable to the Buyer or Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and are not reasonably expected to have a Buyer Material Adverse Effect.

(c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or Merger Sub in connection with the execution, performance and delivery of this Agreement by the Buyer or Merger Sub or the consummation by the Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws and such other requirements specified in the Company Disclosure Schedule, and (ii) the filing of the Articles of Merger with the Massachusetts Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d)   No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement, except for such votes that have occurred on or before the date hereof or for which requisite consents for action in lieu of a meeting have been obtained on or before the date hereof.

4.3           Information Provided.  The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading; provided that the Buyer shall have no responsibility for and makes no representation with respect to any other information in the Proxy Statement.  If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4           Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5           Ownership of Company Common Stock.  None of the Buyer or any of the Buyer’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of the Buyer or any of the Buyer’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 110F of the MBCA, except for holdings by affiliates of Sponsor from time to time that, at any given time, have never been equal to or in excess of 5% of the outstanding Company Common Stock and except pursuant to the Company Stockholder Agreement.

4.6           Financing.  The Buyer has delivered to the Company true and complete copies of (a) the Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), by and between the Buyer and Citigroup Venture Capital International, a unit of Citigroup Alternative Investments LLC (the “Sponsor”), pursuant to which the Sponsor has committed, subject to the terms and conditions set forth therein, to provide cash equity financing to the Buyer in the amount set forth therein in connection with the transactions contemplated hereby, and (b) the Debt Commitment Letter, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time pursuant to Section 5.4, the “Debt Commitment Letter”), between the Buyer and Citigroup Global Markets Inc., UBS Securities LLC and Banc of America Securities LLC (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject to the terms and conditions set forth therein, to provide the debt financing set forth therein (the “Debt Financing”) to the Buyer in connection with the transactions contemplated hereby. The Equity Commitment Letter, together with the Debt Commitment Letter, are sometimes referred to collectively herein as the “Commitment Letters,” and the amounts committed pursuant to the Commitment Letters are sometimes referred to herein as the “Financing.” As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect in the form so delivered. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Commitment Letters. The Buyer has fully paid all commitment fees required in connection with the Debt Commitment Letter. The aggregate proceeds contemplated by the Commitment Letters and available cash of the Buyer will, together with the unrestricted Cash Equivalents net of any tax liabilities associated with making such Cash Equivalents available to pay the Merger Consideration (excluding, for avoidance of doubt, any cash which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests) of the Company and the Company Subsidiaries (assuming that the sum, as of the Effective Time, of such cash and cash received upon the liquidation of all Cash Equivalents, as calculated above, will equal at least $ 150,000,000), be sufficient when funded for the Buyer and the Surviving Corporation to pay the aggregate Merger Consideration, Option Consideration, Restricted Share Consideration and any other payments contemplated in this Agreement and to pay all fees and expenses related to or arising out of the transactions contemplated by this Agreement, the Financing or the Merger. As of the date of this Agreement, the Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to the Buyer on the Closing Date. For avoidance of doubt, it shall not be a condition to Closing for the Buyer to obtain the Financing or any alternative financing.

4.7           Guarantee.  The Guarantee is valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

4.8           Management Arrangements.  As of the date hereof, the Buyer has provided the Company with true, correct and complete copies of all contracts and agreements between the Buyer and/or the Merger Sub (or any of their equity sponsors or subsidiaries), on the one hand, and any of the officers or directors of the Company (or any of their respective equity sponsors or subsidiaries), on the other hand, that would become effective upon consummation of the Merger.

4.9           Solvency.  As of the Effective Time, assuming (a) satisfaction of the conditions to the Buyer’s and Merger Sub’s obligation to consummate the Merger, (b) the accuracy of the representation and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any knowledge, materiality or “Company Material Adverse Effect” qualification or exception), (c) any estimates, projections or forecasts provided by the Company have been prepared by the Company in good faith based upon reasonable assumptions, and (d) the financial information provided by the Company in response to paragraphs (c) and (d) of Exhibit C to the Debt Commitment Letter fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby, then immediately after giving effect to all of the transactions contemplated by this Agreement, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay them as they become due.

ARTICLE V

CONDUCT OF BUSINESS

5.1           Covenants of the Company.  Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) carry on its business in the Ordinary Course of Business in material compliance with applicable Law and Orders, (ii) preserve intact the material aspects of its business organization and business relationships, and (iii) keep available the services of its current officers and key employees and preserve the goodwill of the Company and its Subsidiaries, taken as a whole.  Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent, in the case of paragraphs (g), (i) and (p) shall not be unreasonably withheld, conditioned or delayed):

(a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, reverse-split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other equity or voting securities or other ownership interests in respect of, in lieu of or in substitution for shares of its capital stock or any of its other equity or voting securities or other ownership interests; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity or voting securities or other ownership interests or any rights, warrants or options to acquire any such shares or other equity or voting securities or other ownership interests, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options in accordance with the terms of the Company Stock Plans, as in effect and in existence on the date hereof and in accordance with applicable Law or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries in accordance with the terms of any such agreement as in effect and in existence as of the date hereof and in accordance with applicable Law;

(b)   except as permitted by Section 5.1(i), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other equity or voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, equity or voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement or (ii) pursuant to a Company ESPP, in each case in accordance with the terms thereof;

(c)   amend its Articles of Organization, By-Laws or other comparable charter or organizational documents;

(d)   acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(e)   sell, lease, license, pledge, or otherwise dispose of or encumber (i) any material properties or material assets of the Company or of any of its Subsidiaries other than in the Ordinary Course of Business or (ii) any material Subsidiaries or any other Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC;

(f)    (i) incur any Indebtedness (as defined in the Company’s primary credit facility agreement filed as an exhibit to its SEC Reports) (other than letters of credit or similar arrangements issued to or for the benefit of suppliers, clients and landlords in the Ordinary Course of Business up to a maximum aggregate amount of $3,000,000), (ii) issue, sell or amend or accelerate the conversion of any debt securities or warrants (including any convertible debt securities) or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in or loans to, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may, in the Ordinary Course of Business, invest in debt securities maturing not more than 90 days after the date of investment, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(g)   make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $10,000,000 in the aggregate for the Company and its

Subsidiaries, taken as a whole, other than as set forth in Section 5.1 of the Company Disclosure Schedule;

(h)   make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(i)    except as required to comply with applicable Law or agreements, plans or arrangements in accordance with their terms as of the date hereof and except for the payment to employees of $4,000,000 aggregate for annual bonuses relating to the year ended December 31, 2006 and quarterly bonuses of $2,000,000 aggregate for each quarter of 2007 on an ordinary course, non-accelerated timetable, (i) adopt, enter into, terminate, renew or materially amend any Company Employee Plan or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of any director, officer or employee, except for annual increases of salaries in the Ordinary Course of Business to an employee who is not a Section 16 officer, or pay any bonus to any director, officer or employee, other than the payment of bonuses in the Ordinary Course of Business or to the extent the Employee Benefit Plan relates to services performed in 2007, in accordance with the applicable Employee Benefit Plan adopted after the date hereof containing terms that are consistent with past practice, and in each case as set forth on Schedule 5.1, (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant or agree to grant any stock options, stock appreciation rights, stock based or stock~~-~~ related awards, performance units or restricted stock, except for the grant of options to new hires to purchase up to 25,000 shares in the aggregate of Company Common Stock, which options shall have an exercise price equal to at least the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company’s existing practice for establishing fair market value for option grants and in accordance with Section 409A of the Code) and which options shall otherwise be upon the Company’s customary terms or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(j)    forgive or make any loans to (i) employees, officers or directors (other than the making of advances for travel and other expenses in the Ordinary Course of Business and permitted by Law) or (ii) any of their respective Affiliates;

(k)   enter into any agreement that contains covenants that prohibit the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would prohibit the Surviving Corporation or any of its Subsidiaries) from competing in any business that is material to the business currently conducted by the Company and its Subsidiaries, taken as a whole;

(l)    compromise, settle or agree to settle (i) any suit, action, claim, proceeding or investigation relating to this Agreement, the Company Stockholder Agreement or the transactions contemplated hereby or thereby or (ii) any other any suit, action, claim, proceeding or investigation, solely in the case of clause (ii) other than compromises, settlements or agreements that involve only the payment of monetary damages not in excess of $50,000 individually or $500,000 in the aggregate, without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(m)  convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Meeting and the Company’s 2007 annual meeting of stockholders (provided that, to the fullest extent permitted by Law and the Company’s charter and bylaws, the Company shall cause the 2007 annual meeting not to occur before June 22, 2007);

(n)   fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage consistent in all material respects with respect to the assets, operations and activities of the Company and its Subsidiaries as are currently in effect;

(o)   adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than wholly owned Subsidiaries;

(p)   except as permitted by the exceptions from the covenant set forth in Section 5.1(i) above, enter into, amend, waive or terminate (other than terminations in accordance with their terms that do not give rise to any penalty or liability on the part of the Company or any of its Subsidiaries) any Contract or transaction with any executive officer, director, 10% or greater shareholder of the Company or any Affiliate of any such Person; or

(q)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2           Company Cash.

(a)   The Company agrees to use reasonable best efforts to take and to cause its Subsidiaries to use reasonable best efforts to take, all action reasonably requested by Buyer in order to cause all, or such portion as Buyer shall request, of the Company’s and its Subsidiaries’ unrestricted Cash Equivalents (excluding, for avoidance of doubt, any Cash Equivalents (i) which cannot be distributed, contributed or otherwise delivered to the Company in accordance with applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests or (ii) held by the Company or any of its Subsidiaries in India) to be liquidated and converted into cash of the Company that is available to the Company at the Effective Time to pay as part of the Merger Consideration.  Before taking any such action in accordance with such request, the Company shall disclose to the Buyer the losses, costs and expenses that, to the Company’s Knowledge, the Company expects to incur in connection with such action.  To the extent action taken by the Buyer in accordance with such request causes the Buyer to incur any losses, costs or expenses (other than losses, costs and expenses that, to the Company’s Knowledge, the Company expected to incur in connection with such action before taking such action and that were not disclosed pursuant to the preceding sentence and other than losses, costs and expenses resulting from wrongful acts or omissions on the part of the Company), the Buyer shall reimburse such losses, costs and expenses in the event the Closing does not occur.

(b)   Except for actions pursuant to Section 5.2(a), the Company shall not (i) fail to manage and retain cash and Cash Equivalents and investments in marketable securities in a manner substantially consistent with past practice and in their current jurisdiction or (ii) intentionally fail to manage accounts payable or accounts receivable in a manner substantially consistent with past practice.  The Company shall consult with the Buyer before taking any material decisions or actions with respect to the management and retention of Cash and Cash Equivalents.

5.3           Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of November 13, 2006 (the ”Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein (it being understood that until the termination of this Agreement, Section 7 therein shall be of no force or effect).

5.4           Financing Commitments.

(a)   The Buyer will use its reasonable best efforts to take, or cause to be taken, all actions, necessary or advisable to obtain the financing on the terms and conditions set forth in the Commitment Letters (provided that the Buyer may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, or otherwise so long as the terms are not materially less beneficial to the Buyer, with respect to conditionality or, when taken together with all other sources of financing, loan amount, than those in the Debt Commitment Letter as in effect on the date of this Agreement).  As soon as practicable after the date hereof but in any event on or prior to the Closing, the Buyer will use its reasonable best efforts to negotiate and enter into definitive agreements with respect to the financings contemplated by the Commitment Letters on terms and conditions substantially in accordance with the Commitment Letters or on other terms no less favorable, in the aggregate, to the Buyer and not in violation of this Section 5.3.  The Buyer will furnish correct and complete copies of such definitive agreements to the Company promptly upon their execution.

(b)   The Buyer shall keep the Company reasonably informed with respect to the status of the financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such financings.  Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to provide financing to the Buyer on the terms set forth therein, or (iii) for any reason the Buyer no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment Letters on substantially the terms described therein or on other terms no less favorable, in the aggregate, to the Buyer.  The Buyer shall not knowingly, and shall not knowingly permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to materially impair, materially delay or prevent the Buyer’s obtaining of the financing contemplated by any Commitment Letter.  The Buyer shall not knowingly amend or alter, or knowingly agree to amend or alter, any Commitment Letter in any manner that would materially impair, materially delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c)   If the Debt Commitment Letter shall be terminated or unavailable to the Buyer for any reason, the Buyer shall use its reasonable best efforts to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for an amount of financing (when taken together with all other sources of financing) sufficient to consummate the transactions contemplated by this Agreement and terms and conditions not less favorable, in the aggregate, to the Buyer or Merger Sub than those included in such Debt Commitment Letter as originally issued.

(d)   The Company agrees to provide, and to cause its Subsidiaries to provide, the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Commitment Letters as may be reasonably requested by the Buyer (including during the 10 day period contemplated by clause (y) in Section 1.2 hereof), including (i) upon reasonable prior notice, participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) subject to the terms of the Confidentiality Agreement, assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, business projections and similar documents required in connection with financings contemplated by the Commitment Letters, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as practical (it being agreed that the Company shall use reasonable efforts to act within the timeframes set forth in the Debt Commitment Letters), furnishing the Buyer and its debt financing sources with financial and other documents, materials and information regarding the Company and its Subsidiaries as may be reasonably requested by the Buyer, including all financial statements, pro forma financial information, financial data, audit reports, audit opinions and other documents, materials and information pertaining to the Company and the Company’s Subsidiaries of the types described in paragraphs (c) and (d) of Exhibit C of the Debt Commitment Letter and (iv) facilitating the guarantees, security and pledging of collateral contemplated by the Debt Financing, including the loan, guaranty, security and collateral documentation; provided that (A) any documents executed by the Company or any of its Subsidiaries in connection with the foregoing shall only become effective upon the occurrence of the Effective Time and shall be executed pursuant to authority granted by the Board of Directors of the Buyer or the Surviving Corporation (and, for the avoidance of doubt, not by the Company Board), (B) such requested cooperation shall occur during normal business hours and in a manner that does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (C) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time, except to the extent conditioned on the occurrence of the Effective Time.  The Buyer shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation; provided that the Company shall not incur any material expenses (including printer, dealer manager and agency fees) without prior consultation with the Buyer.  The Buyer and the Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Commitment Letters and any information utilized in connection therewith (other than historical information relating to the Company approved by the Company for use therein).  The Company will periodically update any such Required Information if to the Company’s Knowledge such Required Information contains an untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.  The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the financings contemplated by the Debt Commitment Letter.

(e)   Nothing contained in this Agreement shall prohibit the Buyer or Merger Sub from entering into agreements that shall not delay or otherwise impede the transactions contemplated by this Agreement relating to the financing or the operation of the Buyer, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners.

(f)    The Company shall cooperate with and provide reasonable assistance to the Buyer prior to the Closing to replace any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Effective Time; provided that the actual replacement of such letters of credit shall not itself constitute a condition of Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1           No Solicitation.

(a)   Each of the Company, its Subsidiaries and their respective Representatives (as defined below) has ceased and caused to be terminated all solicitations, discussions and negotiations existing as of the date of this Agreement with any Persons with respect to any inquiry, offer or proposal from any Person or group other than the Buyer or any of its Affiliates relating to any transaction or proposed transaction or series of related transactions involving: (A) any direct or indirect acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of a twenty percent (20%) interest or more in the total outstanding shares of any class of equity or voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning twenty percent (20%) or more of the total outstanding shares of any class of equity or voting securities of the Company, (B) any sale or disposition of consolidated assets, or rights of the Company (including for this purpose the outstanding assets, rights and equity securities of the Subsidiaries of the Company) to any Person or “group” for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock, or (C) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company (any of the foregoing inquiries, offers or proposals being an “Acquisition Proposal”). Except as provided in this Section 6.1, from the date hereof, until the earlier of the termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants, financial or other advisors or other agents or those of any Subsidiary of the Company (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate the submission of an Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement or other agreement or arrangement with respect to any Acquisition Proposal other than a confidentiality agreement permitted by and entered into in accordance with the provisions of Section 6.1(b), (iii) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any Person (other than Buyer or any of its affiliates or representatives) relating to any Acquisition Proposal, or grant any waiver or release under any standstill other than waivers or releases of any such standstill to the extent required to permit the Company to engage in any of the activities to the extent permitted by and in accordance with Sections 6.1(b) and (c) below under the circumstances and under the conditions set forth therein, or (iv) exempt any Person (other than Buyer, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 110 of the MBCA (or any similar provision) or otherwise cause such restrictions or the restrictions of any other Takeover Statute not to apply.

(b)   Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company (i) may (and may authorize and permit its Representatives to), pursuant to a confidentiality agreement with terms and conditions no less favorable in any material respect to the Company than the Confidentiality Agreement (except for such changes as are necessary to allow the Company to comply with the terms of this Agreement), furnish information concerning, and provide access to, its business, properties, employees and assets to any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal, provided that any such information must be provided to Buyer or its Representatives prior to or substantially concurrent with the time of its provision to such third party to the extent not previously made available to Buyer or its Representatives, and (ii) may enter into, participate, engage or assist in any manner in negotiations and discussions with any Person (and its Representatives acting in such capacity) that has made an Acquisition Proposal with respect to such Acquisition Proposal if, but only if, in the case of both clause (i) and (ii): (x) such Acquisition Proposal provides for any Person or group to acquire, directly or indirectly, a majority of the issued and outstanding shares of Company Common Stock (or a majority of the voting securities of any surviving corporation in a merger or consolidation with the Company) or provides for the acquisition of all or substantially all of the consolidated assets of the Company (a “Takeover Proposal”); (y) such Takeover Proposal was not solicited or initiated in violation of Section 6.1(a) by the Company, any Subsidiary of the Company or any of their respective Representatives and the Company Board (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal is, or is reasonably likely to result in, a Takeover Proposal from such Person that is more favorable, from a financial point of view, to the Company’s stockholders taking into account all of the terms and conditions of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation and the likelihood of consummation in light of all financing, regulatory, legal, and other aspects of such proposal, and this Agreement (including any binding written and complete proposal from the Buyer or the Sponsor to amend the terms of this Agreement) and for which financing, to the extent required, is then committed and on terms and conditions that the Company Board (or any committee thereof) determines,after consultation with its financial advisor, are reasonably likely to result in disbursement sufficient for consummation of the transactions contemplated by the Takeover Proposal; and (z) the Company Board (or any committee thereof) determines in good faith, after consultation with outside legal counsel, that providing such information or access or entering into, participating, engaging or assisting in such negotiations or discussions is or would be in the best interests of the Company and its stockholders and that the failure to take such action could violate the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law (a Takeover Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a “Superior Proposal”). The Company shall promptly, and in any event within one business day after receipt of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, notify Buyer orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Buyer copies or written summaries of such materials as promptly as reasonably practicable. The Company will keep Buyer informed on a reasonably prompt basis of the status and any discussions or negotiations (including amendments and proposed amendments) relating to any Takeover Proposal or other inquiry, offer, proposal or request.

(c)   Except as set forth in this subsection (c), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the approval or recommendation of the Company Board of this Agreement or the Merger or publicly announce that it has resolved to take such action (any such action under this clause (i), a “Change in Recommendation”), (ii) approve, recommend or adopt or publicly propose to approve, recommend or adopt any Acquisition Proposal or (iii) approve, recommend, adopt or allow the Company to enter into any letter of intent, memorandum of understanding, option agreement, definitive agreement or similar arrangement with respect to any Acquisition Proposal other than a confidentiality agreement permitted by and entered into in accordance with the provisions of Section 6.1(b).  Notwithstanding the foregoing, prior to the Company Stockholder Approval (x) the Company Board (or any committee thereof) shall be permitted to make a Change in Recommendation if it determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action could violate the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (y) the Company may enter into a definitive agreement with respect to a Takeover Proposal if the Company Board (or a committee thereof) has made the determination in clause (x) in response to a Takeover Proposal that did not arise from a breach by the Company, any of its Subsidiaries or any of their respective Representatives of Section 6.1(a), has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal and, concurrently with entering into such definitive agreement, terminates this Agreement pursuant to Section 8.1(f) and pays the applicable termination fee as a condition to such termination.  The Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(f), effect a Change in Recommendation or enter into an agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by and entered into in accordance with the provisions of Section 6.1(b)) unless and until (A) after three (3) Business Days following Buyer’s receipt pursuant to Section 9.2 of a written notice (a “Notice of Recommendation Change”) from the Company advising Buyer that the Company intends to take such action (it being agreed that any determination by the Company Board (or a committee thereof) to send a Notice of Recommendation Change shall not, by itself, constitute a breach of this Section 6.1 if such Notice of Recommendation Change conveys intentions to take no action other than actions that would be permitted by and in accordance with this Section 6.1(c)) and specifying the reasons therefor, including, in the case of an intention to take action under clause (y), the material terms and conditions of the Superior Proposal that is the basis of such action specified in such Notice of Recommendation Change, and stating that the Company intends to terminate the Agreement pursuant to Section 8.1(f) or effect a Change in Recommendation, as applicable (it being understood and agreed that (1) in determining whether to cause or permit the Company to take any such action in response to a Takeover Proposal, the Company Board (or a committee thereof) shall take into account any changes to the financial terms of this Agreement proposed by the Sponsor or Buyer to the Company in any binding written proposal in response to a Notice of Recommendation Change or otherwise, and (2) any material amendment to the financial terms of such Takeover Proposal shall require a new Notice of Recommendation Change and a new three (3) Business Day period), (B) the Company has complied in all material respects with this Section 6.1 and (C) in the case of a termination pursuant to Section 8.1(f) to enter into an agreement for a Superior Proposal, the Company has paid, or caused to be paid to, Buyer or its designee all amounts due Buyer pursuant to Section 8.3(c) of this Agreement as a result of a termination pursuant to Section 8.1(f).

(d)   Nothing contained in this Section 6.1 or any other provision of this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from taking and disclosing to the Company’s stockholders a position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided that any such disclosure (other than a recommendation of rejection of such tender or exchange offer or a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation; provided, however, that the Company Board (or any committee thereof) shall not (A) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal to facilitate such tender or exchange offer) or (B) withdraw or modify its approval or recommendation of this Agreement and the Merger, unless in each case the applicable requirements of Section 6.1(c) shall have been satisfied.

6.2           Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company, in cooperation and consultation with the Buyer, shall prepare and file with the SEC the Proxy Statement and any other document to be filed by the Company with the SEC in connection with the Merger.  The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments.  The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement.  The Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects, when filed, with all applicable requirements of Law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement and any other documentation to be filed by the Company with the SEC in connection with the Merger shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.  Notwithstanding anything to the contrary stated above, prior to filing (with the SEC) or mailing the Proxy Statement or filing any other document to be filed with the SEC in connection with the Merger (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response.

6.3           New York Stock Exchange Listing.  The Company agrees to use commercially reasonable efforts to continue the listing of the Company Common Stock on The New York Stock Exchange during the term of this Agreement.

6.4           Access to Information.  During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives of the Buyer and its Subsidiaries and the lenders under any debt financing contemplated by the Debt Commitment Letter or the party to the Equity Commitment Letter, reasonable access, upon reasonable notice (delivered to the Company’s Chief Financial Officer or his designee), during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request.  The Buyer will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement.  No investigation by and of the parties or their respective representatives, whether prior to or after the date hereof, shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.5           Stockholders Meeting.  The Company, acting through the Company Board, shall take all actions in accordance with applicable Law, its Articles of Organization and By-Laws and the rules of The New York Stock Exchange to promptly and duly call, give notice of, establish a record date for, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 6.1, (a) the Company Board shall recommend approval of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal.  Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of The New York Stock Exchange or the MBCA to obtain such approvals.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VIII (including pursuant to Section 8.1(f)), the Company shall submit this Agreement to its stockholders at the Company Meeting even if the Company Board shall have withdrawn, modified or qualified its recommendation or proposed or announced any intention to do so in any manner adverse to Buyer or Merger Sub.  Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders,

(ii) if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (iii) for the purpose of soliciting additional proxies in favor of the approval of this Agreement.

6.6           Legal Conditions to the Merger.

(a)   Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its reasonable best efforts to:

(i)            take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)           as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries (including under any Material Contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)          as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act and other applicable Antitrust Laws and any related governmental request thereunder, and (C) any other applicable Law; and

(iv)          execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

To the extent permitted by Law, the Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith.  The Company and the Buyer shall use their respective best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.  Notwithstanding anything herein to the contrary, Buyer shall not be required to provide to the Company any non-public information relating to the Buyer, its Affiliates or its and their respective operations, provided that this sentence shall not apply to the provision of non-public information to the Company’s counsel pursuant to a joint defense agreement between counsel to the Company and counsel to the Buyer that assures that such information will not be shared by counsel to the Company with any Company personnel.

(b)   Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or any Laws relating to restrictions on foreign investment (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties counsel in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  The parties may designate any such documents “outside counsel only” and if so designated, such documents may not be disclosed to the other party.

(c)   The Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such immaterial assets or businesses of the Buyer or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any commercially reasonable action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Buyer, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order, which would have the effect of preventing or delaying the Effective Time beyond the Outside Date, provided that no such action deprives the Buyer of the material benefits bargained for in this Agreement or otherwise materially impacts any of the Buyer’s other businesses.

(d)   Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent the occurrence of an event that is reasonably expected to have a Company Material Adverse Effect prior to or after the Effective Time, it being understood that neither the

Company nor the Buyer shall be required to make any payments (other than filing fees and attorneys’ fees) in connection with the fulfillment of its obligations under this Section 6.6.

(e)   From and after the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective employees and Representatives, to use reasonable best efforts to take all actions reasonably necessary, and to cooperate with the Buyer and its Affiliates in their reasonable best efforts, to cause the consummation of the transactions contemplated by this Agreement not to adversely affect the security clearances that the Company, its Subsidiaries and their respective employees have with Governmental Entities, including the Defense Security Service, including by complying with all reasonable requests for information, attending meetings on reasonable advance notice and consulting with the Buyer about these matters.

6.7           Public Disclosure.  Except as may be required by Law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8           Indemnification.

(a)   From and after the Effective Time, each of Buyer and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by Law and required by the Articles of Organization and By-Laws of the Company or the organizational documents of such Subsidiaries or written agreements of the Company existing as of the date hereof and disclosed in the Company Disclosure Schedule.  If any Indemnified Party becomes involved in any such claim, action, suit, proceeding or investigation with respect to which such Indemnified Party is entitled to indemnification pursuant to the immediately preceding sentence after the Effective Time, each Indemnified Party will be entitled (to the fullest extent permitted by Law and required by the Articles of Organization and By-Laws of the Company or the organizational documents of its Subsidiaries or written agreements of the Company existing as of the date hereof and disclosed in the Company Disclosure Schedule) to advancement of his or her legal expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Buyer and the Surviving Corporation within ten (10) business days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefor, provided that any such

Indemnified Party provides an undertaking, to the extent required by the MBCA, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to be indemnified.

(b)   From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Articles of Organization and By-Laws of the Surviving Corporation or any successors thereto shall contain, and Buyer shall cause the Articles of Organization and By-Laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Articles of Organization and By-Laws of the Company, to the extent permitted by the Law of the jurisdiction of organization of the Surviving Corporation or any such successors thereto.

(c)   Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 225% of the last annual premium paid prior to the Effective Time (such 225%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term.  If the Company’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than $1,650,000 for such Reporting Tail Endorsement, in which case, provided that the Buyer causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, the Buyer shall be relieved from its obligations under the preceding two sentences of this Section 6.8(c).

(d)   The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8.

(e)   The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law,

charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9           Notification of Certain Matters.  During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10         Employee Benefits and Service Credit.  For the one-year period commencing on the Effective Time, the Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (other than employees subject to a collective bargaining or similar labor agreement) (“Continuing Employees”), for so long as such Continuing Employees remain so employed, health and welfare benefits that are substantially no less favorable, in the aggregate, than those provided by the Company and its Subsidiaries immediately prior to the Effective Time.  Following the Effective Time, the Surviving Corporation or the Buyer will give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (to the same extent as such service was taken into account under the corresponding Company Employee Plan) for purposes of (a) eligibility and vesting under any health plan of the Buyer, the Surviving Corporation or any of its Subsidiaries, and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits.  In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions for any condition for which the participant would have been entitled to coverage under the corresponding Company Employee Plan in which they participated prior to the Effective Time and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  Notwithstanding anything herein, nothing in this Section 6.10 shall limit any right of the Buyer, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employees at any time (subject to the terms and conditions of any agreement or the terms of Company Employee Plan then existing with respect to any such Continuing Employee).  No later than five (5) Business Days prior to its distribution, the Company shall provide Buyer with a copy of any communication intended to be made to all of its employees relating to the transactions contemplated hereby, and will consider in good faith any reasonable comments thereto provided by the Buyer on a timely basis.

6.11         Director Resignations.  The Company shall use reasonable best efforts to obtain and deliver to Buyer at the Closing evidence reasonably satisfactory to Buyer of the resignation, effective as of the Effective Time, of those directors of Subsidiaries of the Company designated by Buyer to the Company in writing at least five (5) business days prior to the Closing.

6.12         Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger, the Company Stockholder Agreement or the other transactions contemplated by this Agreement or the Company Stockholder Agreement, the Company Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Stockholder Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13         Stockholder Litigation.  Subject to a customary joint defense agreement, the Company shall give Buyer the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, provided, however, nothing herein shall require either party to take any action that its counsel reasonably concludes would jeopardize the work product privilege or the attorney-client privilege. The Company shall not enter into any settlement of such litigation without Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.14         Notification of Layoffs.  Prior to the Closing, the Company shall provide the Buyer with written notice of the number of employees of the Company and each of the Company’s Subsidiaries laid off within the ninety (90) calendar days preceding the Closing Date.

ARTICLE VII

CONDITIONS TO MERGER

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)   Stockholder Approval.  The Company Voting Proposal shall have been approved at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b)   HSR Act.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)   Governmental Approvals.  Other than the filing of the Articles of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or under any Law in connection with the Merger and the consummation of the other transactions contemplated by this Agreement either (i) which are set forth in Schedule 7.1(c) or (ii) the failure of which to have been filed, obtained or occurred would reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall, in the case of clauses (i) and (ii), have been filed, been obtained or occurred.

(d)   No Injunctions.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.2           Additional Conditions to Obligations of the Buyer and Merger Sub.  The obligations of the Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and Merger Sub:

(a)   Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Sections 3.2(a), (b), (c), (d), (e), (f) and (h) (Capitalization), 3.4(a) and (d) (Authority; No Conflict; Required Filings and Consents), 3.21(a) and (b) (Chapter 110F Not Applicable) and the first sentence of Section 3.7 (Absence of Certain Changes or Events), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.2(a), (b), (c), (d), (e), (f) and (h) (Capitalization), 3.4(a) and (d) (Authority; No Conflict; Required Filings and Consents), and 3.21(a) and (b) (Chapter 110F Not Applicable) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date). The representations and warranties of the Company contained in the first sentence of Section 3.7 (Absence of Certain Changes or Events) shall be true and correct as of the Closing Date as if made on and as of the Closing Date.  The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b)   Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this

Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)   No Restraints.  There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

7.3           Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a)   Representations and Warranties.  The representations and warranties of the Buyer and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure or failures of any such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b)   Performance of Obligations of the Buyer and Merger Sub.  The Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval of this Agreement by the stockholders of the Company:

(a)   by mutual written consent of the Buyer, Merger Sub and the Company; or

(b)   by either the Buyer or the Company if the Merger shall not have been consummated by September 14, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c)   by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)   by either the Buyer or the Company if at the Company Meeting (or any adjournment thereof) at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided that any termination by the Company under this Section 8.1(d) shall be conditioned on, and only become effective upon, the payment by the Company of the fee specified in Section 8.3(b); or

(e)   by the Buyer, if (whether or not permitted by this Agreement) (i) the Company shall have (A) made or resolved to make a Change in Recommendation (it being agreed that, by itself, any determination by the Company Board (or a committee thereof) to send a Notice of Recommendation Change to the extent permitted by and in accordance with Section 6.1 shall not constitute a termination event under this clause (A) unless such determination or Notice of Recommendation Change becomes publicly known other than as a result of any action by the Buyer, the Merger Sub or any or their respective Affiliates), (B) made or resolved to take or publicly announced its intention to take any of the actions described in Section 6.1(c)(ii) or Section 6.1(c)(iii), (C) failed to recommend against a tender or exchange offer related to an Acquisition Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act (other than a “stop, look and listen” disclosure), (D) recommended to the stockholders of the Company or approved any Acquisition Proposal or resolved to effect the foregoing (it being agreed that, by itself, any determination by the Company Board (or a committee thereof) to send a Notice of Recommendation Change to the extent permitted by and in accordance with Section 6.1 shall not constitute a termination event under this clause (D) unless such determination or Notice of Recommendation Change becomes publicly known other than as a result of any action by the Buyer, the Merger Sub or any or their respective Affiliates), (E) failed to include in the Proxy Statement its recommendation that the stockholders approve this Agreement or (F) after receipt by the Company or the public announcement of an Acquisition Proposal or after the occurrence of any of the events that trigger an obligation to notify the Buyer under the penultimate sentence of Section 6.1(b), the Company Board shall have failed to publicly reaffirm its recommendation in favor of the adoption of this Agreement by the shareholders of the Company within ten (10) Business Days after the Buyer requests in writing that such recommendation be reaffirmed, or (ii) the Company shall have willfully and materially breached Section 6.1, 6.5 or 3.21(c); or

(f)    by the Company, at any time prior to the Company Stockholder Approval, if the Company concurrently enters into a definitive agreement with respect to a Superior Proposal in accordance with, and subject to the terms and conditions of, clause (y) of Section 6.1(c) and at least three (3) Business Days have passed since the last Notice of Recommendation Change; provided that, any such purported termination pursuant to this Section 8.1(f) shall be void and of no force or effect unless the Company has paid the applicable termination fee in accordance with Section 8.3(c); or

(g)   by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) cannot be cured by the Company by the Outside Date or, if curable, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(h)   by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) cannot be cured by the Buyer by the Outside Date or, if curable, shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; or

(i)    by the Company if (i) the conditions set forth in Sections 7.1 and 7.2 and the proviso to Section 1.2 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing, and on the date of such termination no state of facts or circumstances exists that would cause such conditions not to be satisfied if the Closing were to occur), (ii) on or before the Closing Date, none of the Buyer, the Merger Sub or the Surviving Corporation shall have received the proceeds of the financings contemplated by the Commitment Letters or any substitute financing for a similar amount and (iii) the Buyer fails to notify the Company in writing with supporting evidence reasonably satisfactory to the Company that, notwithstanding the developments in clause (ii), it will still be able to deposit the requisite funds with the Exchange Agent in accordance with Section 2.2 on the Closing Date.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any fraud or willful breach of this Agreement (including, in the case of the Buyer and Merger Sub, but subject to the Buyer Liability Limitation, damages based on the consideration payable to the stockholders of the Company as contemplated by this Agreement) and (b) the provisions of Sections 5.2 (Company Cash), 5.3 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this

Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3           Fees and Expenses.

(a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)   If the Company or the Buyer terminates this Agreement pursuant to Section 8.1(d), the Company shall promptly pay the Buyer the lesser of (i) $4,250,000 and (ii) the documented, out-of-pocket fees and expenses of Buyer, Sponsor and their Affiliates in connection with this Agreement and the transactions contemplated hereby.

(c)   If the Buyer or the Company terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(f), respectively, the Company shall pay to the Buyer or its designee a termination fee of $26,000,000 concurrently with (and as a condition to) the termination of this Agreement by the Company or no later than two (2) Business Days after such termination by the Buyer, as applicable.

(d)   If the Buyer terminates this Agreement pursuant to Section 8.1(g) or if the Buyer or the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(d), and (i) if prior to the date of such termination (but on or after the date hereof) a bona fide Acquisition Proposal is publicly announced or is otherwise communicated to the Company Board and (ii) within twelve (12) months after the date of such termination, either the Company consummates an Acquisition Proposal or the Company enters into a definitive agreement with respect to any Acquisition Proposal (which in either case need not be the same Acquisition Proposal as under clause (i)) and such Acquisition Proposal is otherwise consummated, whether within or without such 12 month period, the Company shall pay to the Buyer or its designee a termination fee of $26,000,000 (less any amounts previously paid or owing pursuant to Section 8.3(b)) concurrently with the consummation of such Acquisition Proposal; provided, that solely for purposes of this Section 8.3(d), the term Acquisition Proposal shall have the meaning ascribed thereto in Section 6.1, except that all references to twenty percent (20%) therein shall be changed to fifty percent (50%);

(e)   In the event this Agreement is terminated by the Company pursuant to Section 8.1(i) and the Buyer has failed to consummate the Merger by reason of a failure of the Buyer or Merger Sub to receive the proceeds of the debt financing contemplated by the Debt Commitment Letter, then the Buyer shall pay to the Company a fee of $26,000,000 (the “Buyer Termination Fee”) within two (2) business days after such termination by the Company. If the Buyer Termination Fee is paid, and the Buyer and Merger Sub are not otherwise in willful breach of this Agreement (other than any such breach arising from the failure by the Buyer, after complying with its obligations under Section 5.4 of this Agreement, to obtain the Debt

Financing) and none of the Buyer, the Merger Sub or the Sponsor has committed fraud against the Company, then the Company’s termination of this Agreement and receipt of payment of the Buyer Termination Fee shall be the sole and exclusive remedy against the Buyer, Merger Sub, the Sponsor and any of their respective Representatives, Affiliates, directors, officers, employees, partners, managers, members, or stockholders (each, a “Buyer Party”) for any loss or damage suffered as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by the Buyer or Merger Sub or the failure of the Merger to be consummated or otherwise in connection with this Agreement or the transactions contemplated hereby (such losses or damages, collectively, “Company Damages”).  Company Damages shall include, and the Company shall be entitled to recover, notwithstanding the absence of third party beneficiary rights, any damages suffered by the Company’s stockholders as a group in the event of a successful claim by the Company pursuant to Section 8.2(a) for the Buyer’s or the Merger Sub’s willful breach of this Agreement or fraud prior to termination.  Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of all the Buyer Parties for all Company Damages shall be limited to $60,000,000 (the “Buyer Liability Limitation”) (it being understood that, for all purposes of determining whether the aggregate amount of Company Damages paid by the Buyer Parties has reached the Buyer Liability Limitation, the amount paid in respect of the Buyer Termination Fee shall be included as Company Damages and therefore the parties agree that the sum of the aggregate amount of Company Damages (not including the Buyer Termination Fee) paid plus the aggregate amount of the Buyer Termination Fee paid by all the Buyer Parties may never exceed $60,000,000) under any circumstances.)  In no event shall the Company seek, and the Company shall cause its Subsidiaries not to seek, any Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against any Buyer Party in excess of Buyer Liability Limitation from any Buyer Party in connection therewith and the Company, its Affiliates and its Subsidiaries shall be precluded from any other remedy against any Buyer Party at Law or in equity or otherwise. In addition, notwithstanding anything to the contrary in this Agreement, in all cases, the maximum liability of the Sponsor, directly or indirectly, shall be limited to the express obligations of the Sponsor under its Guarantee.  For the avoidance of doubt, subject to the first sentence of this Section 8.3(e), there shall be no liability of any Buyer Party for Company Damages other than liability for fraud or the willful breach by the Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(f)    Each of the Company and the Buyer acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Payment of the termination fees described in this Section 8.3 shall not be in lieu of damages incurred in the event of fraud or a willful breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.  If the Company shall fail to pay the termination fee payable under Section 8.3 when due or the Buyer shall fail to pay the Buyer Termination Fee when due, the defaulting party shall reimburse the non-defaulting party for all reasonable costs and expenses actually incurred or accrued by such non-defaulting party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3 together with interest on the amount of the Company’s termination fee under Section 8.3 or the Buyer Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

8.4           Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.10 and Article IX.

9.2           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)   if to the Buyer or Merger Sub, to

Caritor, Inc.

210 Porter Drive, Suite 315

San Ramon, CA 94583

Attn: Mani Subramanian

Telecopy: (925)-838-7138

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:        Ethan A. Klingsberg, Esq.

Jeffrey S. Lewis, Esq.

Duane McLaughlin, Esq.

Telecopy: (212) 225-3999

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

55 Second Street, Twenty-Fourth Floor

San Francisco, CA 94105

Attn:   Gregg F. Vignos, Esq.

Luke P. Iovine, Esq.

Telecopy: (415)-856-7100

(b)   if to the Company, to

Keane, Inc.

100 City Square

Boston, MA 02129

Attention:  Chief Executive Officer

Telecopy:  (617) 517-1210

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn:  Hal J. Leibowitz
Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms except to the extent expressly set forth in the parenthetical at the end of Section 5.3.

9.4           No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person (or any Affiliate of such Person) other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto, except: (a) holders, as of the Effective Time, of Company Common Stock, Company Stock Options and Restricted Shares shall be third party beneficiaries from and after the occurrence of the Effective Time with respect to Article II, but shall have no rights under this Agreement before the Effective Time or in the event this Agreement terminates for any reason without the Effective Time having occurred and (b) the Indemnified Parties shall be third party beneficiaries from and after the occurrence of the Effective Time with respect to Section 6.8, but shall have no rights under this Agreement before the Effective Time or in the event this Agreement terminates for any reason without the Effective Time having occurred.  No provision in this Agreement shall modify or amend any Company Employee Plan unless this Agreement explicitly states that the provision “amends” such Company Employee Plan.  This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to such Company Employee Plan.  If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to such Company Employee Plan and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively as of its inception, thereby precluding it from having any amendatory effect.

9.5           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that Buyer may assign its rights and obligations to any wholly owned Subsidiary to which it transfers substantially all of its assets, with the Buyer remaining responsible for any of its obligations under this Agreement; and provided further, that the Merger Sub may assign its rights to any Affiliate thereof, with the Merger Sub remaining responsible for any of its obligations under this Agreement.

9.6           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7           Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

9.8           Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  For purposes of this Agreement, references to any Law, including the Code, ERISA and Takeover Statutes, shall also be deemed to be references to any successor, amended or modified provisions thereof (except, that when used in Section 3.21(a) but not in Section 6.12, the statutes referenced in Section 3.21(a) shall refer only to those statutes as in effect on the date hereof).  Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal Laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

9.10         Remedies.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement permitted by and in accordance with Section 8.1, the Buyer and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the Buyer Termination Fee (if applicable) and, if applicable, the other remedies at Law available to the Company to the extent set forth in Section 8.3 (subject to the Buyer Liability Limitation); provided, however, that the Company shall be entitled to specific performance against the Buyer and Merger Sub to prevent any breach by the Buyer or Merger Sub of Section 6.4.

9.11         Submission to Jurisdiction.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the Borough of Manhattan, State of New York in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.

Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

9.12         Disclosure Schedules.  The Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably expected to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.13         Company’s Knowledge.  For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge of the individuals identified in Section 9.13 of the Company Disclosure Schedule; provided, however, that for purposes of Article III of this Agreement, the term “Company’s Knowledge” means the actual knowledge of such individuals as of the date hereof.  For the avoidance of doubt, to the extent that there would be inaccuracies in representations and warranties in Article III if the foregoing proviso were not to apply, the changes, conditions, events and developments causing or contributing to such inaccuracies shall not necessarily be disregarded for purposes of the first sentence of Section 3.7 notwithstanding the foregoing proviso or any provision that limits representations about such changes, conditions, events and developments to only a specified section of Article III.

9.14         Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against entities that are expressly identified as parties hereto (or the Sponsor to the extent set forth in the Guarantee) and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representatives of any party hereto (other than the Sponsor to the extent set forth in the Guarantee) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank.]

The Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Agreement.

CARITOR, INC.

By:	/s/ S. Subramanian
	Name:	S. Subramanian
	Title:	Chairman & CEO

RENAISSANCE ACQUISITION CORP.

By:	/s/ S. Subramanian
	Name:	S. Subramanian
	Title:	President

KEANE, INC.

By:	/s/ Kirk Arnold
	Name:	Kirk Arnold
	Title:	Vice Chair and President and Chief Executive Officer

Execution Copy

SCHEDULE A

Parties to the Company Stockholder Agreement

1.	John F. Keane

2.	John F. Keane 1993 Revocable Trust

3.	John F. Keane Grantor Retained Annuity Trust

4.	Marilyn T. Keane

5.	Marilyn T. Keane 2006 Grantor Retained Annuity Trust

6.	Marilyn T. Keane 1997 Revocable Trust

7.	Brian T. Keane

8.	John Francis Keane Irrevocable Children’s Trust for Benefit of Brian T. Keane

9.	John F. and Marilyn T. Keane 1997 Children’s Trust for Benefit of Brian T. Keane

10.	Brian T. Keane Revocable Trust

11.	John F. Keane, Jr.

12.	John Francis Keane Irrevocable Children’s Trust for Benefit of John F. Keane, Jr.

13.	John F. and Marilyn T. Keane 1997 Children’s Trust for Benefit of John F. Keane, Jr.

14.	Victoire K. Lang

15.	John Francis Keane Irrevocable Children’s Trust for Benefit of Victoire K. Lang

16.	John F. and Marilyn T. Keane 1997 Children’s Trust for Benefit of Victoire K. Lang

Execution Copy

EXHIBIT A

Form of Company Stockholder Agreement

Execution Copy

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is entered into as of                        , 2007 by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), Keane, Inc., a Massachusetts corporation (the “Company”), and Caritor, Inc., a California corporation (“Buyer”).  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially the shares of Common Stock, $.10 par value per share, of the Company (such shares being referred to herein collectively as the “Shares” and, for the avoidance of doubt, all references herein to a Stockholder’s Shares shall include not only all the Shares opposite such Stockholder’s name on Schedule I, but also all additional shares of Company Common Stock that are owned directly or indirectly by such Stockholder or any Person controlled by or under common control with such Stockholder, subject in all cases to Transfers of such Shares that have been made to Permitted Transferees to the extent permitted by and in accordance with Section 2(a)) set forth opposite their respective names on Schedule I hereto;

WHEREAS, concurrently with the execution of this Agreement, Buyer, Buyer’s Subsidiary, a Massachusetts corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of Buyer to enter into the Merger Agreement, Buyer has required that the Stockholders enter into, and in order to induce Buyer to enter into the Merger Agreement, the Stockholders are willing to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.               Voting of Shares.  Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder (a) will vote or consent to, or cause to be voted or consented to, all of his, her or its Shares to approve the Merger Agreement and (b) will vote all of his, her or its Shares against, and not provide consents to, any and all Acquisition Proposals and agreements providing for Acquisition Proposals or any proposal or nomination made by a Person who is, or whose Affiliate is, making, or has communicated an intention to make, an Acquisition Proposal.  In the event the Merger Agreement is amended in accordance with its terms to provide for a tender offer structure, such Stockholder shall tender his, her or its Shares before the scheduled expiration date for such tender offer by Buyer.

Section 2.               Transfer of Shares.

(a)   Each Stockholder covenants and agrees that, without the written consent of Buyer, such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber, assign or otherwise dispose of (“Transfer”) any Shares or the Beneficial Ownership (as hereinafter defined) thereof (except to a Permitted Transferee), (ii) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or the Beneficial Ownership thereof or grant or agree to grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Shares or the Beneficial Ownership thereof (except, in each case under clause (i) and this clause (iii), to a Permitted Transferee).  For purpose of this Agreement, “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (disregarding the reference to “within 60 days” in Rule 13d-3(d)(1)(i)).  As used herein, a “Permitted Transferee” shall mean a Person that (A) is a signatory to this Agreement as of the date hereof, owns Shares continuously from the date hereof through the time of the action proposed under Section 2(a)(i) or Section 2(a)(iii), and has not violated this Agreement or (B) before such action proposed under Section 2(a)(i) or Section 2(a)(iii) occurs, agrees in writing, in form and substance to the reasonable satisfaction of Buyer, to be bound as a Stockholder under this Agreement and has not violated this Agreement.  In connection with any Transfer of Shares to a Permitted Transferee, the transferring Stockholder may transfer its rights and obligations under this Agreement to the Permitted Transferee, but the transferring Stockholder shall remain primarily liable for all breaches of such obligations before such Transfer and shall remain secondarily liable for all breaches of such transferred obligations from and after such Transfer.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall permit any Transfer of Shares, Beneficial Ownership, rights or obligations or any other action that would otherwise be permitted by this Section 2(a) if such Transfer or other action would create any material impediment or delay to the performance or consummation of the Merger Agreement or this Agreement, including, without limitation, triggering the applicability of any Takeover Statute to the Merger Agreement, this Agreement or any of the transactions contemplated by the Merger Agreement or this Agreement.

(b)   Each Stockholder undertakes that, while this Agreement is in effect, except as contemplated by Section 7, such Stockholder shall not, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate an Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, agreement, option agreement, voting agreement or other agreement or arrangement with respect to any Acquisition Proposal or (iii) enter into, continue, participate, engage or knowingly assist in any manner in negotiations or discussions with, or provide any non-public information or data to, any person (other than Buyer or any of its affiliates or representatives) relating to any Acquisition Proposal.

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Section 3.               Reasonable Efforts to Cooperate.

(a)   Except as contemplated by Section 7, each Stockholder will, without further consideration, promptly provide any information reasonably requested by the Company, Buyer or Merger Sub for any regulatory application or filing made or approval sought in connection with the transactions contemplated by this Agreement or the Merger Agreement (including filings with the SEC or any other Governmental Entity).

(b)   Each Stockholder hereby consents to the publication and disclosure in the Proxy Statement, statements of beneficial ownership filed by Buyer and its Affiliates (and any other documents or communications provided by Buyer, Merger Sub or the Company to any Governmental Entity or to security holders of the Company) such Stockholder’s identity and Beneficial Ownership of the Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement.

(c)   Each Stockholder agrees, while this Agreement is in effect, (i) upon written request by Buyer, to notify Buyer promptly in writing of the number of additional Shares, any options to purchase Shares or other securities of the Company acquired by such Stockholder, if any, after the date hereof and (ii) to notify Buyer promptly in writing if it receives, in its capacity as a Stockholder, any inquiries or proposals relating to the matters contemplated by Section 2(b) and to include in such notice the identity of the counterparty and the material provisions of the inquiry or proposal.

Section 4.               Representations and Warranties of the Stockholders.  Each Stockholder on such Stockholder’s own behalf hereby severally, and not jointly, represents and warrants to Buyer as follows:

(a)   Ownership of Shares.  Except as set forth on Schedule I hereto, the Stockholder (i) is the sole owner of record and Beneficial Owner of all of the Shares as set forth opposite his, her or its name on Schedule I hereto and (ii) has sole voting power with respect to all of such Shares and has not entered into any voting agreement or voting trust with respect to any such Shares and has not as of the date hereof granted a proxy, a consent or power of attorney with respect to such Shares and, so long as this Agreement is in effect, will not grant any such proxies, consents and powers of attorney with respect to such Shares that are inconsistent with this Agreement.

(b)   Power, Binding Agreement.  The Stockholder has the requisite power and authority to enter into and perform all of its obligations under this Agreement and no further proceedings or actions on the part of such Stockholder are necessary to authorize the execution, delivery or performance by such Stockholder of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

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(c)   No Conflicts.  The execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby by the Stockholder will not, result in any breach or violation of, require any consent under, be in conflict with or constitute a default (whether with notice of lapse of time or both) under any mortgage, bond, indenture, agreement, instrument, obligation, judgment, order, decree, law or regulation to which the Stockholder is a party or by which the Stockholder (or his, her or its Shares) are bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not in any material respect impair or adversely affect the Stockholder’s ability to perform his, her or its obligations under this Agreement.  Except as expressly contemplated hereby or as set forth on Schedule I hereto, the Stockholder is not a party to any voting agreement or voting trust relating to the Shares.

Section 5.               Termination.  This Agreement shall terminate upon the first to occur of (a) the Effective Time and (b) any termination of the Merger Agreement in accordance with the terms thereof.  Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

Section 6.               Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 7.               Fiduciary Duties.  Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company.

Section 8.               Miscellaneous.

(a)   Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto; provided, that Buyer and Merger Sub may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any such party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in writing and executed by Buyer and Merger Sub.

(b)   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term

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or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(c)   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Massachusetts.

(d)   Counterparts and Signature.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

(e)   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(i)            if to a Stockholder to the address set forth below such Stockholder’s name on Schedule I to this Agreement;

(ii)           if to the Buyer to:

Caritor, Inc.

210 Porter Drive, Suite 315

San Ramon, CA 94583

Attn: Mani Subramanian

Telecopy: (925)-838-7138

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with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:   Ethan A. Klingsberg, Esq.

Jeffrey S. Lewis, Esq.

Duane McLaughlin, Esq.

Telecopy: (212) 225-3999

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

55 Second Street, Twenty-Fourth Floor

San Francisco, CA 94105

Attn:   Gregg F. Vignos, Esq.

Luke P. Iovine, Esq.

Telecopy: (415)-856-7100

(iii)          if to the Company to:

Keane, Inc.

100 City Square

Boston, MA 02129

Attention:  Chief Executive Officer

Telecopy:  (617) 517-1210

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:  Hal J. Leibowitz, Esq.

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice of other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

(f)    No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and

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their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

(g)   Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Stockholders (provided that the Buyer shall remain liable for all of its obligations under this Agreement) and any Stockholder may assign this Agreement to the extent permitted by, and in accordance with, Section 2(a).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h)   Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i)    Submission to Jurisdiction.  Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in The Borough of Manhattan in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8(e).  Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

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(j)    Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

COMPANY

By:
Name:
Title:

BUYER

By:
Name:
Title:

STOCKHOLDERS:

Signature

Name

Signature

Name

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Execution Copy

EXHIBIT B

Form of Guarantee

Execution Copy

LIMITED GUARANTEE
OF
COURT SQUARE CAPITAL LIMITED

LIMITED GUARANTEE, dated as of                     , 2007 (this “Guarantee”), by Court Square Capital Limited, a Delaware corporation (the “Guarantor”), in favor of Keane, Inc., a Massachusetts corporation (the “Company”).

1.             GUARANTEE.  To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of                , 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement), by and among the Company, Caritor, Inc., a California corporation (“Buyer”), and Renaissance Acquisition Corp. a Massachusetts corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual observance, payment, performance and discharge of (i) the payment obligations of Buyer with respect to the Buyer Termination Fee, (ii) any Company Damages for which Buyer is liable after the termination of the Merger Agreement as a result of any fraud by Sponsor, Buyer or Merger Sub or willful breach by Buyer or Merger Sub of any of their representations, warranties, covenants or agreements set forth in the Merger Agreement in each case as provided in Section 8.2(a) of the Merger Agreement and (iii) any payment obligations of the Buyer pursuant to Section 5.4(d) (Company’s financing expenses), 5.2(a) (expenses of liquidation and conversion of unrestricted cash equivalents) or 8.3(f) (expenses enforcing termination fee) of the Merger Agreement (each of (i), (ii) and (iii) is referred to herein individually as an “Obligation” and collectively as the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability under this Guarantee exceed $60,000,000 (the “Cap”), it being understood that this Guarantee may not be enforced against the Guarantor without giving effect to the Cap.

If the Buyer is in breach of any of its Obligations, then all of the Guarantor’s liabilities to the Company hereunder in respect of such Obligations shall, at the Company’s option, become immediately due and payable and the Company may at any time and from time to time, at the Company’s option, and so long as Buyer remains in breach of its Obligations, take any and all actions available hereunder or under applicable Law to collect the Guarantor’s liabilities hereunder in respect of such Obligations, subject to the Cap.

2.             NATURE OF GUARANTEE.  The Company shall not be obligated to file any claim relating to the Obligations in the event that Buyer or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder.  In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made.  This is an unconditional guarantee of payment and not of collectibility.  The Guarantor reserves the right to assert defenses which Buyer or Merger Sub may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of Buyer or Merger Sub and other defenses expressly waived hereby.

3.             CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.  The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Buyer or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Buyer or Merger Sub or any such other person without in any way impairing or affecting this Guarantee.  The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Buyer or Merger Sub or any other entity or person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) the addition, substitution or release of any other entity or person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Buyer or Merger Sub or any other entity or person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or Merger Sub or any other entity or person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Buyer, Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations.  To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Company.  The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Buyer and Merger Sub in accordance with Section 9.2 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Buyer or Merger Sub or any other entity or other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (in all cases, other than fraud or willful misconduct by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to Buyer or Merger Sub under the Merger Agreement or breach by the Company of this Guarantee).  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.  The Company hereby covenants and agrees that it shall not institute, and shall cause its Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the

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Guarantor or any of the Guarantor’s former, current or future directors, officers, agents, Affiliates (other than Buyer or Merger Sub) or employees, or against any of the former, current or future general or limited partners, members, managers or stockholders of the Guarantor or any Affiliate thereof (other than Buyer or Merger Sub) or against any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Buyer or Merger Sub), except for claims against Guarantor under this Guarantee.  Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Buyer and Merger Sub are relieved of any Obligations under the Merger Agreement (other than as a result of defenses arising from the bankruptcy or insolvency of Buyer or Merger Sub or other defenses expressly waived hereby), the Guarantor shall be similarly relieved of its obligations under the Guarantee.

4.             NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5.             REPRESENTATIONS AND WARRANTIES.  The Guarantor hereby represents and warrants that:

(a)   the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(b)   all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(c)   this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d)   Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this

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Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6.             NO ASSIGNMENT.  Neither the Guarantor nor the Company may assign or transfer its rights, interests or obligations hereunder to any other person (except by operation of Law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may transfer all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of the Guarantor, provided that no such transfer shall relieve the Guarantor of any liability or obligation hereunder except to the extent actually performed or satisfied by the transferee.

7.             NOTICES.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days (as defined in the Merger Agreement) after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below.  All notices to the Guarantor hereunder shall be delivered as set forth below:

Citigroup Alternative Investments LLC

731 Lexington Avenue

28th Floor

New York, NY 10022

Telecopy: (212)-793-8745

Attn: William Arnold

Attn: Millie Kim

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:  Ethan A. Klingsberg, Esq.

Jeffrey S. Lewis, Esq.

Duane McLaughlin, Esq.

Telecopy: (212) 225-3999

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement.  All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

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8.             CONTINUING GUARANTEE.  This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until all amounts payable under this Guarantee have been indefeasibly paid or satisfied in full.  Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the valid termination of the Merger Agreement in accordance with its terms pursuant to Section 8.1(a), 8.1(d), 8.1(e), 8.1(f) or 8.1(g) and (c) the first anniversary of any other termination of the Merger Agreement in accordance with its terms, except, in the case of clause (c), as to a claim for payment of any Obligation presented by the Company to Buyer, Merger Sub or the Guarantor by such first anniversary.  Notwithstanding the foregoing, in the event that the Company or any of its Subsidiaries asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liabilities to the Cap or the provisions of Section 8 or 9 hereof are illegal, invalid or unenforceable in whole or in part or asserts any theory of liability against the Guarantor or any Affiliates of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantor with respect to this Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Guarantee, it shall be entitled to recover such payments, and (iii) neither the Guarantor nor any Affiliate of the Guarantor shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Guarantee; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9.             NO RECOURSE.  The Company by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate (other than Buyer or Merger Sub) or employee of the Guarantor, against any former, current or future general or limited partner, member, manager or stockholder of the Guarantor or any Affiliate thereof (other than Buyer or Merger Sub) or against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing (other than Buyer or Merger Sub), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law.  The Company acknowledges and agrees that Merger Sub has no assets and that no funds are expected to be contributed by Buyer or Merger Sub unless the Closing occurs.  Recourse against the Guarantor under this Guarantee shall be the exclusive remedy of the Company and its Subsidiaries against the Guarantor or any of its former,

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current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby.  The Company hereby covenants and agrees that it shall not institute, and shall cause its Subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any of its former, current or future directors, officers, agents, Affiliates (other than Buyer or Merger Sub), general or limited partners, members, managers or stockholder except for claims against the Guarantor under this Guarantee.  Except in accordance with Section 6 hereof, nothing set forth in this Guarantee shall affect or be construed to give any Person (other than the Guarantor and the Company (including any Person acting in a representative capacity and any Affiliate of the Company)) any rights or remedies against any Person.

10.           GOVERNING LAW.  This Guarantee shall be governed by and construed in accordance with the internal Laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts.  All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the state or federal courts of the United States of America located in the Borough of Manhattan, City of New York, New York.  The parties hereto hereby (a) submit to the exclusive jurisdiction of the state or federal courts of the United States of America located in the Borough of Manhattan, City of New York, New York for the purpose of any action arising out of or relating to this Guarantee brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named court.

11.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12.           COUNTERPARTS.  This Guarantee may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Guarantor and the Company have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

COURT SQUARE CAPITAL LIMITED

By:
Name:
Title:

Accepted and Agreed to:

KEANE, INC.

By:
Name:
Title:

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